PART II AND III 2 partiiandiii.htm

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY

OFFERING CIRCULAR SUBJECT TO COMPLETION

Dated August 30, 2024

Amendment No. 3

BROOKMOUNT EXPLORATIONS, INC.

1 EAST LIBERTY Suite 500.

RENO, NV 89501

WWW.BROOKMOUNTCORP.COM

Up To 25,000,000 Shares of Common Stock to be Offered by the Company

Up to 13,750,000 Shares of Common stock to be Offer by the Selling Shareholders

This offering is for up to 25,000,000 common shares (“Shares”) of Brookmount Explorations, Inc. (the “Company,” “Brookmount Explorations,” “BMXI,” “we,” “us,” and “our”) at an estimated price range per share of $0.02 to $0.06 per share, assuming the offering price is $0.02 per share, resulting in gross proceeds of up to $500,000.00, before deduction of offering expenses, assuming all shares are sold. There is no minimum offering amount or escrow established and no minimum investment amount for investors. All subscription funds accepted by the Company will be immediately available for the Company’s use. In accord with Rule 253(g)(1) of Regulation A, a final offering circular that discloses the fixed price to be used for the duration of this offering will be filed with the Commission no later than two business days following the earlier of the date of determination of the offering price or the date the offering circular is first used after qualification in connection with a public offering or sale.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Shares offered by the Company will be sold through the Company’s executive officers and directors on a “best-efforts” basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular. The sale of Shares will commence once the Offering Statement to which this Offering Circular relates is qualified by the Securities Exchange Commission (“SEC”) and continue for one year thereafter or until all shares have been sold, whichever occurs first. Notwithstanding, the Company may elect to extend this offering for an additional 90 days or cancel or terminate it at any time.

The per share public offering price of the shares to be sold by the Selling Shareholders will be fixed as the same price as the Shares to by the Company, with an estimated price range per share of $0.02 to $0.06 per share, The qualification of the Selling Shareholders’ shares of common stock does not mean that the Selling Shareholders will offer or sell any shares. We will not receive any proceeds from any sale or disposition of shares by the Selling Shareholders. In addition, we will pay all fees and expenses incident to the qualification of the resale of shares of common stock by the Selling Shareholders. The Selling Shareholders may offer their common stock from time to time directly or through one or more broker-dealers or agents.. For additional information on the possible methods of sale that may be used by the Selling Shareholders, refer to the section of this offering circular entitled “ Selling Shareholders -- Plan of Distribution”.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “BMXI.” While our common stock has been on the Pink Market, there has been limited trading volume and the trading prices have been volatile. There is no guarantee that an active trading market will develop. There is no guarantee that our securities will ever trade on any listed exchange or be quoted on OTCQB or OTQX marketplaces. See “Securities Being Offered” on Page 44 for the rights and privileges associated with our common stock. We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”)

This offering is being made pursuant to Tier 1 of Regulation A, following the Form 1-A Offering Circular disclosure format for smaller reporting companies.

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price	Commissions and Discounts [2]	Proceeds to Company
Common Stock offered by BMXI	25,000,000	$$0.020	$500,000	$0	$500,000
Common Stock offered by Selling Shareholders	13,750,000	$$0.020	$275,000	$0	$0

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	There are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this offering commences. Nonetheless, the Company expects to spend approximately $50,000 in expenses relating to this offering, including legal, accounting, travel, printing, and other misc. expenses.

(3)	The Shares are being offered on an estimated price range per share of $0.02 to $0.06 per share, with an assumed offering price of $0.02 per share.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

1 East Liberty Suite 500, Reno NV 89501

410-825-3930; http://www.brookmountcorp.com

Offering Circular Date: August 30, 2024

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SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “BMXI,” the “Company,” and “Brookmount Explorations” refer to Brookmount Explorations, Inc. together with its wholly owned subsidiaries.

The Company

Brookmount Explorations, Inc. was organized in 1999 and is incorporated in Nevada. The Company was organized for the purpose of acquiring, exploring, and developing mineral properties.

Effective January 30, 2018, pursuant to a Securities Exchange Agreement dated as of January 16, 2018 (the “Exchange Agreement”) between Brookmount Explorations, Inc. (the “Company”) and the stockholders (the “SL Stockholders”) of SL Group Holdings, Limited, a British Virgin Island corporation (“SL”), the SL Stockholders exchanged all of the shares of capital stock of SL for 120,000,000 shares of the Common Stock of the Company (the “Exchanged Shares”), and the Company’s Series A Convertible Notes. As a result of the Share Exchange, SL became a 100% owned subsidiary of the Company, which on a going forward basis will result in consolidated financial reporting by Brookmount Explorations, Inc. to include the results of SL Group Holdings, Limited. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement and resulted in a change of control for the Company.

SL was incorporated in the British Virgin Islands as a holding company for strategic, high growth mineral investments in South East Asia, particularly Indonesia and the Philippines, the region’s most dynamic growth economies with high levels of natural resources and stable democratic political systems.

The Company’s registered office is in Reno, Nevada located at 1 East Liberty, Suite 600, Reno, NV. The Company has operating mining properties in Indonesia and additional properties in British Columbia, Yukon Territory, and Alaska.

The Company is currently authorized to issue 200,000,000 shares of common stock, $0.001 par value. As of August 23, 2024, we had approximately 123,475,869common shares issued and outstanding held by approximately 285 holders of record. Our common stock is currently quoted on the OTC Market’s Pink Market under the symbol “BMXI.” On August 24, 2024, the closing price for our common stock on the OTC Pink Market was $0.07 per share.

Business Overview

Brookmount Explorations, Inc. is an operator of producing gold properties in the Republic of Indonesia. The company made its first investment in northern Indonesia in 2016 and now owns two gold mining operations in Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

Brookmount’s operating strategy is twofold: to build a portfolio of high ore grade, fully licensed properties which carry relevant operating permits and are either in, or can be readily brought up to production, and; acquire high quality gold concessions with potentially significant confirmed and /or probable reserves which can be confirmed, to international standards, by relevant JORC or 43/101 drilling analysis. The Company will acquire high quality gold concessions and invest in drilling programs to bring reserves up to JORC standards, thus strengthening its balance sheet and increasing shareholder value.

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Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)	the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,500,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;
(b)	the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;
(c)	the date on which such issuer has, during the previous three-year period, issued more than $1,500,000,000 in nonconvertible debt; or
(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion under “Risk Factors” of the effect on our financial statements of such election.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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Summary of the Offering

Securities Offered	25,000,000 shares of common stock, par value $0.001 (the “Common Stock”) by the Company.

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited provided the “blue sky” regulations in the states in which the Company solicits investors allow such solicitation.

Offering price range per Share	$0.02 to $0.06 per share

Assumed Offering price per Share	$0.02 per share

Shares Being Offered by the Selling Shareholders	Up to 13,750,000 shares

Number of shares outstanding before the offering of common shares	105,101,280 shares of Common Stock as of the date hereof.

Number of shares outstanding after the offering of common shares if all the shares being offered are sold	148,475,869 shares of Common Stock will be issued and outstanding after this offering is completed if all the shares being offered are sold.

Minimum number of shares to be sold in this offering	None.

Minimum investment	There is no minimum investment amount for investors.

Market for the common shares	There is only a limited public market for the common shares and a broad public market may never develop. The common stock is quoted on OTC Pink, informally known as the “Pink Sheets,” under the symbol BMXI.

Use of proceeds

The Company intends to use the proceeds of this offering for marketing, inventory, acquisition and for general and administrative purposes. See “Use of Proceeds” section for details.

There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.

We will not receive any proceeds from the sale of shares by the Selling Shareholders. The proceeds, if any, from the sale of shares by the Selling Shareholders pursuant to this Offering Circular by the Selling Shareholders will be for the account of the Selling Shareholders.

Termination of the offering	The offering will conclude upon the earlier of the sale of all 0,000,000 shares or one year after the date of this offering circular.

You should rely only upon the information contained in this offering circular. The Company has not authorized anyone to provide you with information, including projections of performance, different from that which is contained in this offering circular. The Company is offering to sell shares of common stock and seeking offers only in jurisdictions where offers and sales are permitted. The information contained in here is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the common stock.

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ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular. You should rely only on the information contained in this circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our shares. This circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this circular before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. In addition to the other information provided in this circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our common stock. The following may not be a comprehensive list of all risks relating to the Company or an investment in its common stock but are those risks as identified by the Company’s management as material.

Risks Related to Our Business

The exploration and mining industry is highly competitive.

We face significant competition in our business of exploration and mining, a business in which we will compete with other gold resource exploration and development companies for financing and for the acquisition of new gold properties. Many of the gold resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of gold properties of merit, on exploration of their gold properties and on development of their gold properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of gold properties. This competition could result in competitors having gold properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our gold properties.

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Our mineral exploration efforts are highly speculative.

Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we believe we have found a valuable mineral deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political, or other reasons. Additionally, we may be required to make substantial capital expenditures and to construct mining and processing facilities. As a result of these costs and uncertainties, we may be unable to start, or if started, to finish our exploration activities.

Mining operations in general involve a high degree of risk, which we may be unable, or may not choose to insure against, making exploration and/or development activities we may pursue subject to potential legal liability for certain claims.

Our operations are subject to all the hazards and risks normally encountered in the exploration, development, and production of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage, and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of operation and financial condition.

Weather interruptions in Indonesia may affect and delay our exploration operations.

The weather is a hot and humid tropical wet and dry climate according to the Köppen climate classification system. Despite being located relatively close to the equator, the area has distinct wet and dry seasons. Wet seasons in Kalimantan cover most of the year, running from November through June.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. This could have a material effect on our business, results of operations and financial condition. Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our service locations and product development programs or commercialization efforts and could cause our business to fail.

We expect to need additional funding to complete our planned exploration program and acquisition of properties. There are no assurances that future funding will be available on favorable terms or at all. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition, and results of operations if we are unable to raise additional funds in the future, our business will need to be curtailed.

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The impact of the COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on our business and our financial results.

The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains and created significant volatility and disruption of financial markets. The COVID-19 pandemic has had and is expected to continue to have an adverse effect on our business and financial performance.  In light of the lockdown requirements surrounding the COVID-19 pandemic, production at the heap leaching operations have been suspended since April. The extent of the impact of the COVID-19 pandemic, including our ability to execute our business strategies as planned, will depend on future developments, including the duration and severity of the pandemic, which are highly uncertain and cannot be predicted.

Unfavorable global economic conditions may have a material adverse effect on us since raising capital to continue our operations could be more difficult.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives, or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

Risks Related to Our Corporate Operations

Our financial statements have not been audited by a certified public accountant.

Management has prepared the accompanying financial statements. They have not been audited by a certified public accountant. A certified public accountant is required to undertake certain procedures when it audits financial statements. Those audit procedures are designed to ensure the reliability and accuracy of the financial statements and to detect fraud and the potential for fraud in the issuer’s financial reports. Investors will not have the benefit accruing from an independent audit of the financial statements.

No intention to pay dividends.

A return on investment may be limited to the value of our common stock. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board. If we do not pay dividends, our common stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract additional qualified individuals to our management team., our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. The loss or limitation of the services of any of our executive officers or members of our senior management team, or the inability to attract additional qualified management personnel, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

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The ability of stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our Articles of Incorporation and bylaws and by Nevada law.

There are provisions in our Articles of Incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our Articles of Incorporation authorizes our board of directors to issue shares of preferred stock with such rights, preferences and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

In addition, certain provisions of the Nevada General Corporation Law, or the NGCL, may have the effect of impeding a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interests of our stockholders, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that holders of “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The NGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our Articles of Incorporation or bylaws, to implement certain takeover defenses, including adopting a classified board or increasing the vote required to remove a director. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then current market price.

In addition, the provisions of our Articles of Incorporation on the removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then-current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

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Our board of directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors delegates such authority. Our board of directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions that you do not believe are in your best interests.

Nevada law provides that a director has no liability in that capacity if he or she satisfies his or her duties to us and our stockholders. Upon completion of this offering, as permitted by the NGCL, our Articles of Incorporation will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our Articles of Incorporation will authorize us to obligate us, and our bylaws will require us, to indemnify our directors for actions taken by them in those capacities to the maximum extent permitted by Nevada law. Our Articles of Incorporation and bylaws also authorize us to indemnify these officers for actions taken by them in those capacities to the maximum extent permitted by Nevada law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited. In addition, we will be obligated to advance the defense costs incurred by our directors and our officers, and may, in the discretion of our board of directors, advance the defense costs incurred by our employees and other agents, in connection with legal proceedings.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, our disclosure controls and procedures and internal control over financial reporting with respect to entities that we do not control or manage may be substantially more limited than those we maintain with respect to the subsidiaries that we have controlled or managed over the course of time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

We have not filed corporate tax returns in the United States, which may subject us to certain penalties despite our lack of gross income taxable in the U.S.

All of our gross income and net profits generated to date have been generated through mining activities outside of the United States conducted by our wholly-owned foreign subsidiary. Generally, a foreign corporation’s income generated through activity outside of the U.S. is not taxed in the U.S., nor is it includable in the taxable income of its U.S. shareholders except in certain circumstances not applicable to the Company. Regardless, as a corporation organized in the United States, we are required to file annual federal income tax returns and we have not done so. A corporation that fails to file income tax returns on time will owe the IRS a late filing penalty equal to 5% of the amount of unpaid tax for each month (or fraction of a month) that taxes remain unpaid, up to a maximum of 25% of the unpaid tax. For returns required to be filed that are over 60 days late, the minimum Failure to File Penalty is $450 or 100% of the tax due as shown on the return, whichever is less.  Although we do not have unpaid tax liabilities in the U.S., our failure to file tax returns in the U.S. may still subject us to a penalty of up to $450 for each year for which a return was not filed. In addition, our failure to file U.S. tax returns may increase our risk of audit by the IRS when we do file our federal tax returns for prior years. Although the IRS may generally only conduct an audit on a taxpayer’s prior three years of returns, this time limit does not begin to run until such tax returns are filed. Accordingly, there is a risk that we may be subject to IRS audit for more tax years than those applicable to a corporation which has timely filed its returns.

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Risks Related to Doing Business in Indonesia

It is not possible to predict the impact new laws and regulations, in particular laws and regulations affecting mining may have on our future activities.

Changes in laws or regulations however may materially increase our cost of doing business and operating in Indonesia and thereby materially and adversely affect the Indonesian entities. In addition, it may be necessary to modify existing structures and operations to adhere to evolving laws or regulations.

In Indonesia, IUPs are subject to various conditions and compliance requirements.

Failure to comply with those conditions and compliance requirements, including periodically submitting annual reports and budget plans to the relevant regional government and the Indonesian Department of Energy and Mineral Resources ("DEMR"), and the payment of any required deposits, dead rent, government royalties, forestry fees, land and building tax and other levies to the Indonesian Government, or failure to comply with any applicable laws, could ultimately lead to termination of the IUPs and our loss of the rights to conduct mining activities under them.

While penalties and other civil or criminal sanctions are not applicable to breaches of IUP conditions, non-compliance activities may lead to loss of the IUPs. Non-compliance with applicable mining, environmental, health, safety and other laws or requirements, may also constitute breaches of laws, regulations or rules which by themselves may lead to penalties and other civil or criminal sanctions.

We are not subject to any compliance requirements. We cannot provide assurance that the IUPs will not be subject to challenge or that the Indonesian Government will not vary the terms applicable to the IUPs by new regulations.

We are subject to environmental laws in Indonesia

Due to the potential impact on the environment, mining activities are required to comply with various environmental standards and requirements set by Indonesian environmental law and regulations and to satisfy obligations under reclamation standards set by the Indonesian Government. The Indonesian Government may require the suspension or even ceasing of mining operations if there is evidence of failure to meet relevant environmental standards or reclamation obligations.

We are subject to jurisdiction of the courts in Indonesia which may prevent shareholders from collecting damages from our assets.

Decisions of courts in Indonesia on matters of Indonesian law are not mandatorily or customarily binding on lower courts or in the same court in any subsequent case. Indonesian judges have very broad fact-finding powers and a high level of discretion in relation to which of those powers are exercised. The judgments of Indonesian courts are not systematically published and it is not possible to ensure a complete understanding of points of Indonesian law as interpreted and applied by the courts in Indonesia or in particular courts. Judges are often unfamiliar with sophisticated commercial or financial transactions, leading in practice to a lack of certainty in the interpretation and application of Indonesian law. Litigation in Indonesia may be protracted.

In addition, judgments of courts outside Indonesia, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Indonesian courts due to the absence of any bilateral or multilateral treaties for reciprocal enforcement of judgments. Although judgments of courts outside Indonesia may be admissible as non-conclusive evidence of foreign law in proceedings before the Indonesian courts, the proceedings would need to be commenced anew in Indonesia. There is doubt as to whether Indonesian courts will enter judgments in original actions brought in Indonesian courts predicated solely upon the civil liability provisions of such foreign laws.

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Although Indonesia is a party to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, the enforcement of any international arbitration award in Indonesia must still comply with the requirements of specific matters relating to domestic law, as permitted under the New York Convention. These requirements include registration of the award in Indonesia and a finding by the Chief Judge of the Central Jakarta District Court that enforcement of the award would not violate public policy in Indonesia, in addition, Indonesian debtors have been known to contest enforcement of arbitration awards in Indonesia. As long as an arbitration award does not contain elements that contradict Indonesian public policy, opposition to enforcement is typically initiated by parties facing enforcement and not from the Indonesian administrative and/or judicial authorities.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.

Risks Related to our Common Stock and This Offering

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is not currently traded on any exchange, but is quoted on OTC Markets Pink marketplace under the trading symbol “BMXI.” There is a limited trading market for our common stock. There is no guarantee that any significant market for our securities will ever develop. Further, the state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTC Markets’ Pink Market, where our shares of common stock is quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

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Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

Our common shares are thinly-traded, and in the future, may continue to be thinly-traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

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Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and large stockholders own a significant percentage of our outstanding capital stock. Accordingly, our directors and executive officers have significant influence over our affairs due to their substantial ownership coupled with their positions on our management team and have substantial voting power to approve matters requiring the approval of our stockholders. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The offering price of our shares has been arbitrarily determined.

Our management has determined the shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

Purchasers of our common stock may experience immediate dilution and/or future dilution.

Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders. Consequently, the common stockholders may experience dilution in their ownership of our stock in the future and as a result of this offering.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This Offering Circular contains forward-looking statements, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this Offering Circular include, but are not limited to, statements about:

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;
•	our ability to develop, acquire, and advance services and products for our customer base;
•	the implementation of our business model and strategic plans for our business
•	the terms of future licensing, operational or management arrangements, and whether we can enter into such arrangements at all;
•	timing and receipt or revenues, if any;
•	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;
•	regulatory developments in the United States;
•	our ability to maintain and establish collaborations or obtain additional funding;
•	our use of proceeds from this offering;
•	our financial performance; and
•	developments and projections relating to our competitors and our industry.

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We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this Subscription Booklet. Further, we cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

SELLING SHAREHOLDERS

The table below presents information regarding the Selling Shareholders and the shares that may be offered from time to time under this offering circular. This table is prepared based on information supplied to us by the Selling Shareholders and reflects holdings as of the date of this offering circular.

The number of shares in the column “Total Number of Shares to be Offered for Selling Shareholder Account” represents all of the shares that the Selling Shareholders may offer under this Offering circular. The Selling Shareholders may sell some, all, or none of their shares offered by this offering circular. We do not know how long the Selling Shareholders will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Shareholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act and includes shares with respect to which the Selling Shareholders have voting and investment power. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. To our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.

Name of Selling Shareholders	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholders Account	Total Shares to be Owned Upon Completion of the Offering
Christopher Mutual	3,750,000	3,750,000	—
Cui Liu	3,750,000	3,750,000	—
AES Capital Management, LLC(2)	2,500,000	2,500,000	—
Seminal Church, a Washington State Non-Profit Corporation(1)	3,750,000	3,750,000	—
Totals	13,750,000	13,750,000(3)	—

(1)	Jeffrey Pittman is the Governor of Seminal Church, and in that capacity, has authority to make voting and investment decisions regarding its common stock.
(2)	Eli Fireman is the Manager of AES Capital Management, LLC and, n that capacity, has authority to make voting and investment decisions regarding its common stock.
(3)	The 13,750,000 shares to be offered by the Selling Shareholders represent approximately 13.08% of the Company’s total issued and outstanding shares of common stock prior to this offering.

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Plan of Distribution

We are qualifying the shares of the Selling Shareholders to permit the resale of shares by the Selling Shareholders from time to time after the date of this offering circular. We will not receive any of the proceeds from the sale of shares by the Selling Shareholders. We will bear all fees and expenses incident to the qualification of the shares by the Selling Shareholders in the offering statement of which this offering circular forms a part.

The Selling Shareholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents or in the over-the-counter market at a fixed price equal to the offering price of the Shares to by the Company, with an estimated price range per share of $0.02 to $0.06 per share,. If the shares are sold through broker-dealers, the Selling Shareholders will be responsible for any commissions or agent’s commissions. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	short sales;

•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at the designated fixed price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this offering circular.

Under applicable rules and regulations under the Securities Exchange Act, as amended (the “Exchange Act”), any person engaged in the distribution of the shares of shares may not simultaneously engage in market making activities with respect to the shares of shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of shares by the Selling Shareholders or any other person. We will make copies of this offering circular available to the Selling Shareholders and have informed them of the need to deliver a copy of this offering circular at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act, as amended).

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If the Selling Shareholders effect such transactions to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of shares from the Selling Shareholders for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares by the Selling Shareholders or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares by the Selling Shareholders in the course of hedging in positions they assume. The Selling Shareholders may also sell shares short and deliver shares covered by this offering circular to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time pursuant to an amendment to this offering circular under applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this offering circular.

Under the securities laws of some states, shares may be sold by the Selling Shareholders in such states only through registered or licensed brokers or dealers. In addition, in some states the Selling Shareholders may not sell shares unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of their shares qualified pursuant to the offering statement, of which this offering circular forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of shares to engage in market-making activities with respect to such shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares by Selling Shareholders.

Once sold under the offering statement, of which this offering circular forms a part, the Selling Shareholders’ shares will be freely tradeable in the hands of persons other than our affiliates.

DETERMINATION OF OFFERING PRICE

Our Offering Price is arbitrary with no relation to value of the Company. This Offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the Common Stock offered under this offering.

If the maximum amount of 25,000,000 are sold under this Offering, the purchasers under this Offering will own approximately 19.22% of the issued and outstanding shares common stock.

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DILUTION

As of May 31, 2024, our net tangible book value was estimated at approximately $33,567,000, or approximately $0.33 per share. After giving effect to our sale of the maximum offering amount of $500,000 in securities, assuming no other changes since May 31, 2024, our as-adjusted net tangible book value would be approximately $34,067,000, or $0.27 per share. At an offering price of $0.02 per share, this represents an immediate dilution in net tangible book value of $0.25 per share to investors of this offering, as illustrated in the following table:

Percentage of Offering Sold	100%	75%	50%	25%
Public offering price per share	$0.02	$0.02	$0.02	$0.02
Net tangible book value per share	$0.33	$0.33	$0.33	$0.33
Change in net tangible book value per share attributable to new investors	($0.06)	($0.05)	($0.03)	( $0.02)
Adjusted net tangible book value per share after offering	$0.27	$0.28	$0.30	$0.31
Dilution per share to new investors in the offering	($0.25)	($0.26)	($0.28)	($0.29)

The above calculations are based on 101,601,280 common shares issued and outstanding as of July 22, 2024 before adjustments and 126,101,280 common shares to be outstanding after adjustment, assuming the offering complete without additional shares issued, assets acquired or liabilities incurred.

Our net tangible book value and net tangible book value per share, as of February 29, 2024 and pro forma upon completion of this offering, were derived as follows:

Percentage of Offering Sold	100%	75%	50%	25%
Shares issued @ 05/31/2024	101,601,280	101,601,280	101,601,280	101,601,280
Shares issued in the offering	25,000,000	18,750,000	12,500,000	6,250,000
Adjusted shares issued	126,101,280	120,351,280	114,101,280	107,851,280
Amount raised in the offering	500,000	375,000	250,000	125,000

Total Assets	45,092,000	45,092,000	45,092,000	45,092,000
Less intangible assets - Land usage right	(11,525,000)	(11,525,000)	(11,525,000)	(11,525,000)
Net tangible book value as of 05/31/2024	33,567,000	33,567,000	33,567,000	33,567,000
Amount Raised	500,000	375,000	250,000	125,000
Adjusted net tangible book value post-offering	34,067,000.	33,942,000	33,817,000	33,692,000
Net tangible book value per share as of 05/31/2024	0.33	0.33	0.33	0.33
Adjusted net tangible book value per share post-offering	0.27	0.28	0.30	0.31

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PLAN OF DISTRIBUTION

Currently, we plan to have our directors and executive officers sell the Shares offered by the Company on our behalf. They will receive no discounts or commissions. Our executive officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors, including, but not limited to, the use of social media, newscasts, advertisements, roadshows and the like.

As of the date of this circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file a supplement to this circular to identify them.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

•	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

•	the person is not at the time of their participation an associated person of a broker-dealer; and

•	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “BMXI.” While our common stock is on the Pink Market, there has been limited trading volume. There is no guarantee that an active trading market will develop in our securities. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the qualification date of this amended circular, unless extended or terminated by the Company. The Company may terminate this offering at any time and may also extend the offering term by 90 days.

There can be no assurances that the Company will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. All shares will be offered on a “best efforts” basis.

All of the foregoing and following may affect the marketability of our securities. Should any fundamental change occur regarding the status or other matters concerning us, we will file an amendment to this circular disclosing such matters.

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Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are offering up to 25,000,000 shares of our common stock on a price range for $0.02 to $0.06 per share, assuming the offering price is $0.02 per share for a total of up to $500,000 in gross offering proceeds, assuming all securities are sold. There is no minimum investment established for investors and no minimum offering amount. We may sell significantly fewer shares of common stock than those offered hereby. All accepted subscription funds will be immediately available for the Company’s use. The Company may, in its sole discretion, choose to accept the cancelation of debt owed by the Company as consideration for shares of common stock offered hereby. Any common shares sold for debt cancellation shall be subject to the same terms and conditions as other Shares sold hereunder, including the purchase price for such Shares.

All subscription agreements and checks are irrevocable until accepted or rejected by the Company and should be delivered to the Company at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors. The Company may accept or reject any subscription, in whole or in part, in its sole discretion.

The Company will deliver stock certificates to the purchasers within five days from request by a shareholder; otherwise shareholders’ shares may be noted and held on the book records of the Company.

We will not apply for “blue sky” registration in any state. If applicable, the shares may not be offered or sold in certain jurisdictions unless they comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market or other national exchange. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ and other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Although we believe being listed on the OTC Markets increases liquidity for our stock, investors may have greater difficulty in getting orders filled than if we were on NASDAQ or other exchange. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the quotation service. For OTC Markets securities, there only has to be one market maker.

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USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds over an approximate 12 month period. It is possible that the Company may not raise the entire $500,000 in shares being offered through this Offering Circular. In such case, it will reallocate its use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

	Percentage of Maximum Offering
	100%	75%	50%	25%
Gross Offering Proceeds	$500,000	$375,000	$250,000	$125,000
Offering Costs(1)	$50,000	$50,000	$50,000	$50,000

Use of Net Proceeds:
Expansion of Production US/Can.	$250,000	$175,500	$75,000	$—
Working Capital	$200,000	$150,000	$125,000	$75,000

(1)	The Company expects to spend approximately $50,000 in expenses relating to this offering, including legal, accounting, travel, printing and other misc.

DESCRIPTION OF BUSINESS

Brookmount Explorations, Inc. (the “Company,” “we,” “us,” and “our”) was organized in 1999 and is incorporated in Nevada. The Company was organized for the purpose of acquiring, exploring and developing mineral properties.

Effective January 30, 2018, pursuant to a Securities Exchange Agreement dated as of January 16, 2018 (the “Exchange Agreement”) between Brookmount Explorations, Inc. (the “Company”) and the stockholders (the “SL Stockholders”) of SL Group Holdings, Limited, a British Virgin Island corporation (“SL”), the SL Stockholders exchanged all of the shares of capital stock of SL for 120,000,000 shares of the Common Stock of the Company (the “Exchanged Shares”), and the Company’s Series A Convertible Notes. As a result of the Share Exchange, SL became a 100% owned subsidiary of the Company, which on a going forward basis will result in consolidated financial reporting by Brookmount Explorations, Inc. to include the results of SL Group Holdings, Limited. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement and resulted in a change of control for the Company.

SL was incorporated in the British Virgin Islands as a holding company for strategic, high growth mineral investments in South East Asia, particularly Indonesia and the Philippines, the region’s most dynamic growth economies with high levels of natural resources and stable democratic political systems.

The Company’s registered office is in Reno, Nevada located at 1 East Liberty, Suite 600, Reno, NV. The Company has operating mining properties in Indonesia and additional properties in British Columbia, Yukon Territory, and Alaska. Our telephone number is (775) 2345-221.

The Company is currently authorized to issue 200,000,000 shares of common stock, $0.001 par value. As of August 23, 2024, we had approximately 123,475,869 common shares issued and outstanding held by approximately 285 holders of record. Our common stock is currently quoted on the OTC Market’s Pink Market under the symbol “BMXI.”

The Company’s securities are currently quoted on OTC Markets Pink marketplace. There is a limited market for the shares included in this offering.

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Business

Brookmount Explorations, Inc. is an operator of producing gold properties in the Republic of Indonesia. SL Holdings Ltd., the wholly owned subsidiary of the Company, currently operates 2 gold producing properties in in Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

The Company has invested approximately $2 million in acquiring and developing its operations to date. Our operating partner in the Talawaan facility manages operations on a day to day basis, whilst production at Alason is currently suspended following Covid shutdowns in 2020.

Both the Company’s Talawaan and Alason investments are covered by 20 year operating agreements supported by local mining and forestry authorities operating permits and licenses. In keeping with its status as a “local investor”, the Company maintains close working relationships with local authorities and agencies.

Brookmount’s operating strategy is twofold: to build a portfolio of high ore grade, fully licensed properties which carry relevant operating permits and are either in, or can be readily brought up to, production, and; to acquire high quality gold concessions with potentially significant confirmed and/or probable reserves which can be confirmed, to international standards, by relevant JORC (Joint Ore Reserves Committee) or 43/101 drilling analysis. The Company intends to acquire high quality gold concessions and invest in drilling programs to bring reserves up to JORC standards, to strengthen its balance sheet and increase shareholder value.

On June 4, 2021, the Company entered into a Securities Exchange Agreement with the shareholders of 2206555 Alberta Inc., an Alberta company acting as Gennex Gold and having 100% ownership rights to the Moosehorn Gold Project, comprising an area of approximately 6000 hectares, together with accommodation camp, airstrip, fuel depot and heavy equipment, located southwest of Dawson City, Yukon, Canada (“the Moosehorn Project”) to exchange 100% of the Gennex Shares for a 25% interest in the shares of the Company, calculated on a fully diluted basis, together with a commitment from the Company to invest not less than US$1,650,000 for the purchase of the property and in further development of the operations of the Project and a 2.5% Net Smelter Royalty. The property is exploratory and without known reserves. Currently, the Yukon Territory Facility is in the exploration stage.

On 15 August, the Company finalized the acquisition of a gold bearing property designated the McArthur Creek Project. The property, located on the Alaska USA side of the Tintina Gold Belt, is contiguous with the Companys’ Moosehorn property in the Yukon (Canada) and contains a contiguous 133.5 HA area of high quality gold prospectivity , located in placer deposits, similar to Moosehorn. McArthur Creek, a significant gold bearing water course, is designated as Kenyon Creek in the Yukon part of the Tintina Gold Belt. The newly acquired property features direct access from Moosehorn to the Trans Alaska Highway, greatly improving access for heavy equipment, such as crushers and ball mills, inward to the site, and ore and ore concentrate outward to refineries situated on the Yukon side of the border.

Market Strategy

Brookmount’s operating strategy is twofold: to build a portfolio of high ore grade, fully licensed properties which carry relevant operating permits and are either in, or can be readily brought up to production, and; acquire high quality gold concessions with potentially significant confirmed and /or probable reserves which can be confirmed, to international standards, by relevant JORC or 43/101 drilling analysis.

Brookmounts’ bifurcated strategy enables the Company to build a portfolio of high-quality gold assets and recycle operating cash flow into expanding its facilities and ore deposits, greatly accelerating its growth trajectory and expansion of its reserve portfolio. The Company will acquire high quality gold concessions and invest in drilling programs to bring reserves up to JORC standards, thus strengthening its balance sheet and increasing shareholder value.

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Competition

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration stage properties or properties containing gold reserves. Many of these companies have greater financial resources, operational experience and technical capabilities than us. It is our gold to develop a “land bank” of assets to buy and sell assets and mine gold with strategic partners. This will allow us to source gold from our properties to purchasers quickly and efficiently. It is the Company’s intention to identify strategic partners to coordinate construction of gold mining infrastructure for concessions acquired. Ultimately, it is the Company’s intention to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of gold mining infrastructure and mining operations for concessions acquired. By working with select strategic partners and using limited recourse project financing, we anticipate we will be able to compete with larger companies with greater resources.

Employees

We currently have a total of 50 full time employees and up to 100 part time (contract) employees. We have and will also engage independent contractors to provide professional services.

Management

Key shareholders and management of the Company comprise a highly experienced team with backgrounds in manufacturing and distribution, mining, finance and accounting, banking and transportation.

Most importantly, the team, being predominantly Asian based, has collectively several decades of experience in the region and enjoys strong relationships with key local players in markets such as Indonesia and Australia which will be the growth drivers for the next 5 years.

Government Regulation

On January 12, 2009, Law No 4 of 2009 on Mineral and Coal Mining (the “Mining Law”) came into effect. The Mining Law replaced Law No 11 of 1967 (the “Old Mining Law”) and made significant changes to Indonesia’s mining regulatory regime which operated for more than 40 years. Under the Old Mining Law, mining activities were permitted to be carried out under a mining authorization known as Kuasa Pertambangan (KP). There are a number of transitional issues relating to KPs issued under the Old Mining Law.

The Mining Law now provides for new forms of mining rights known as:

•	Mining Business Permits (Izin Usaha Pertambangan – IUP) – basic permits for conducting a mining enterprise within a commercial mining area; and
•	Special Mining Business Permits (Izin Usaha Pertambangan Khusus – IUPK) – permits for conducting a mining enterprise within a state reserve area.

State reserve areas will be determined by the government based on the government’s desire to reserve an area for national strategic needs or to conserve certain properties based on a need to protect the ecosystem or environment. The Company does not have any mining enterprises within a state reserve area.

For IUPs that are not “conversions” from KPs, every holder of an IUP will first need to obtain a Mining Business Permit Area (Wilayah Izin Usaha Pertambangan – WIUP) subject to prescribed minimum and maximum limits:

•	An Exploration IUP, which authorizes the holder to conduct general survey, exploration and feasibility studies; and
•	Production Operation IUP, which authorizes the holder to conduct construction, mining, processing and purification, hauling and selling.

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Under the Mining Law, an IUP holder is only allowed to hold one IUP. However, transitional provisions in Government Regulation No 23 of 2010 allow mining concession holders who held more than one concession before the enforcement of Mining Law, to convert those concessions to IUPs and hold on to them until expiration (subject to compliance with the conditions of the IUPs and the prevailing laws and regulations). While a company can hold only one IUP, companies may have several different subsidiaries apply for several different IUPs. The Company may then, therefore, obtain new IUPs.

The current situation in relation to the Mining Law is that:

•	KPs should have been converted to IUPs, as required under the implementing regulations; and
•	IUPs in relation to new work areas are not yet being issued. This is because the Government is still considering what mining areas will be opened up for tendering.

We expect foreign investment in the Indonesian mining industry to increase on the back of continued efforts by the government to improve the country’s regulatory framework as it seeks to increase revenues derived from mining activities. In compliance with Indonesian regulations the Company, through Indonesian counsel, is filing a foreign investment approval application for all concession acquisitions in Indonesia. We do not expect the Mining Law, and the changes enacted, to impact our operations.

Environmental Regulations

On October 3, 2009, the Indonesian Government passed Law No 32 of 2009 regarding Environmental Protection and Management (the “Environmental Law”), replacing Law No 23 of 1997 on Environmental Management (the “Old Environment Law”). Under the Environmental Law, every business activity having significant impact on the environment (like mining operations) is required to carry out an environmental impact assessment (known as an AMDAL). Based on the assessment of the AMDAL by the Commission of AMDAL Assessment, the Minister, Governor, or Mayor/Regent (in accordance with their respective authority) must specify a decree of environmental feasibility. The decree of environmental feasibility is used as the basis for the issuance of an environmental license by the Minister, Governor, or Mayor/Regent (as applicable). The environmental license is a pre-requisite to obtaining the relevant business license. One of the business activities that must have an AMDAL is the exploitation of mineral resources. The Minister for Environmental Affairs is responsible for issuing a list of the types of businesses which must produce an AMDAL as a pre-requisite to being licensed.

There are only a few implementing regulations that have been issued in relation to the Environmental Law. As a result, the implementing regulations of the Old Environment Law still apply in some circumstances, to the extent that they do not contradict the Environmental Law. Under the Old Environmental Law and its implementing regulations: (a) an AMDAL is not required to be prepared for general survey and exploration activities; and (b) an AMDAL must be prepared and approved in order for a business to enter into the exploitation (operation and production) phase. Projects (or sub-projects) which are not required to produce an AMDAL may nevertheless still be required to produce Environmental Management Efforts (UKL) and Environmental Monitoring Efforts (UPL). Technical guidelines announced by the Minister of Energy and Mineral Resources state that regional governments are responsible for approving AMDALs in their respective jurisdictions and for supervising environmental management and the monitoring efforts of an IUP holder.

Further details regarding AMDAL requirements are set out in Government Regulation No 27 of 1999 on Environmental Impact Assessment, which is the implementing regulation of the Old Environment Law. Under the Old Environment Law and its implementing regulations, an AMDAL consists of several components, namely: (a) a framework of reference document used to establish the framework for the AMDAL (KA-ANDAL); (b) an environmental impact analysis report (ANDAL); (c) an environmental management plan (RKL); and (d) an environmental monitoring plan (RPL). Although the components of an AMDAL have not been specified, the Environmental Law stipulates that an AMDAL document must contain the following: (a) an assessment of the impact of the business activities plan; (b) an evaluation of the activities in the area surrounding the location of the business; (c) feedback from the community on the business activities plan; (d) an estimation of the impact and significance of the impact that may occur if the business activities plan is implemented; which a holistic evaluation of the impact that may occur to determine the environmental feasibility; and (f) an environmental management and monitoring plan. In addition to the requirement to obtain an environmental license, every business and/or activity that has the potential to cause a significant impact on the environment, a threat to the ecosystem and life, and/or human health and safety must also conduct an environmental risk analysis. A number of other regulations also apply to mining operations, requiring operators to obtain licenses for the disposal of waste and toxic or hazardous materials.

We do not expect the Environmental Law, and the changes enacted, to impact our operations.

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Legal Proceedings

Except as set forth below, we are not aware of any pending legal proceedings, to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority. From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time and harm our business:

•        On September 18, 2023, SRAX, Inc. (“SRAX”) filed a suit against the Company in Ventura County, California Superior Court styled SRAX v. Brookmont, Case No. 2023CUBC014153. The suit sought damages for alleged breaches of an Platform Account Contract between the Company and SRAX. The Company removed the action to the United States District Court for the Central District of California, which was designated as Case No. 2:23-cv-10270-FLA-ADS. After removal, the Company filed a crossclaim for breach of the Agreement against SRAX. On or about March 2, 2024, the Company and SRAX settled the action under an executed Settlement Agreement and Release of all Claims (the “Settlement”). Under the Settlement, the parties have agreed to dismiss the action and release all claims against one another, with the Company agreeing to issue 1,000,000 shares of common stock to SRAX.

DESCRIPTION OF PROPERTY

Office Properties

The principal executive offices of the Company are located in Reno, Nevada, and are leased by the Company on a serviced office basis.

Mining Property Summary

The Company has interests in the following properties:

Property name	Location	Stage of Development	Gold Mineralization Type	Plants and Facilities	Ownership Interests, Title, and Rights	Annual Gold Production (FYE 11/30/23)	Annual Gold Production (FYE 11/30/22)	Annual Gold Production (FYE 11/30/21)
Talawaan	Manado, Indonesia	Exploration*	Volcanic sediment, shallow depth	68 ball mills (ore crushers), 5 high capacity floatation tanks, tailing ponds and off site smelting operations	100% rights & title to gold mining exploration and extraction permits as provided in local Koperasi guidelines	242,978 grams	261,692 grams	233,117 grams
Alason	west of Manado, Indonesia	Exploration	volcanic sediment	heap leaching facilities, tailing ponds, carbon filtration unit, power generation and plumbing facilities, water storage, worker accommodation and office facilities	100% rights to gold mining and extraction permits under local jurisdiction.	0	0	0
Atlin	West of Atlin, British Columbia, Canada	Exploration	quartz	n/a	Acquisition under contract	n/a	n/a	n/a
Moosehorn	Western Yukon Territory, Canada	Exploration	Hard rock and placer	n/a	Acquisition under contract	n/a	n/a	n/a
McArthur Creek	Alaska, USA	Exploration	Hard rock and placer	fuel storage facilities, mining camp, power generating equipment, heavy excavation equipment and airstrip	Acquisition under contract	n/a	n/a	n/a

*This property is actively producing gold ore, but gold reserves on this property s have not been systematically and formally determined. Accordingly, this is deemed an exploration stage property.

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 Talawaan Property

This property, which is centered at about 1.538686 degrees North latitude and 124.978703 degrees East longitude, which is adjacent to the village of Talawaan, approximately 1 mile north of Sam Ratulangi International Airport, the principal airport serving the regional capital Manado.

The mineral rights for the Talawaan property are under “Koperasi,” which is a Cooperative Alliance defined under Indonesian resulations as business entities consisting of individuals or cooperative legal entities that base their activities on cooperative principles, as well as being a people's economic movement based on the principle of kinship. The Koperasi has a mining permit which includes exploration, drilling and production on 50 hectares of the Batu Api Gold Project area in Talawaan. There are no known significant encumbrances on the property.

The Company has done exploration and drilling on the property and has built processing and production infrastructures. The site consists of an underground mining operation using a mixture of traditional and modern equipment. The mine operations at Talawaan are vertical to near-vertical shafts between 2 and 3 meters wide. Current operations are at a depth of 50 meters. The ore is extracted manually with the aid of small electric jackhammers and is bagged and hoisted to the surface.

Access to the property is by paved road from Talawaan to the outer perimeter of the property where a number of well-developed unsealed roads have been built to cover access by operating equipment such as excavators, trucks and 4WD’s. Water at the property is provided from local aquifers and power through access to the local power grid supported by backup generators. The Company spent $500,000 to acquire this property. Additional operating costs have been incurred with respect to exploration and testing activities, together with routine upgrading and maintenance of equipment and the renovation process undertaken in 2022 referenced below. It is estimated that the total operating (i.e. non acquisition) costs to date would be approximately $1.5 million.

 There are no additional conditions which must be met with respect to continuation of title or mineral rights. Gold ore on the property is largely hosted in shallow depth volcanic soils and substrate with some occurrence of ore bearing limestone and granite layers at greater depth. Random sample testing has taken place which indicated average ore grades of around 25-28 gpt (grammes per tonne). And regular sampling is undertaken from time to time and the results of such sampling determine where excavation activities are focused.

Significant work has been undertaken on the property over recent years as exploration and small-scale mining activities, initially cooperative based, and subsequently as a coordinated operation, were developed. The Company has installed a total of 5 large capacity processing tanks for the cyanidation process of extracting au particles from ore and 68 smaller and medium sized ball mills and crushers to reduce the ore to a processable state. additionally, the site contains water and fuel storage facilities, a workshop and worker accommodation camp for seasonal laborer’s brought in from neighboring areas. In 2022, the property underwent a major renovation at a cost of approximately $250,000. The renovation included a rebuild of the processing tanks and related equipment, replacement and expansion of the ball mill inventory and construction of new, fully lined, heavy duty tailing ponds.

As indicated previously, exploration activities on the property, best described as random soil sampling and shallow depth drilling and core analysis, is undertaken from time to time and is an ongoing process.

A 50 hectare reserve and onsite processing facility located in a high grade volcanic hosted sediment body in the district of Talawaan, adjacent to the airport at Manado, regional capital. This facility, which has been in operation for over 10 years was recently renovated and upgraded and comprises 68 ball mills (ore crushers), 9 high capacity floatation tanks, with total capacity of 153 tonnes, tailing ponds and off site smelting operations. Ore is excavated at shallow depth, from strategic locations on the property based on existing ore distribution data as well as onsite drill tests. The facility also processes ore from 3rd party mining operations on a contract basis contributing up to 35% of monthly revenue.

Processing at Talawaan is using traditional ball mills to reduce the size of ore particles and floatation tanks for the separation and cyanidation process. Final smelting process for both operations is similar. The offsite smelting facilities are wholly owned and capable of refining gold both to phase 1 (“dore” of 60-75% purity) and phase 2 (investment grade) gold of 99% purity.

A total 68 ball mills are in operation with a capacity of 600 kg each. Nine processing tanks are in use with a maximum of 17 tons of capacity for a total rated capacity of 153 tonnes.

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Ore Extraction

Currently the ore is extracted from four main locations. They are locally named Tayapu Top, Tayapu Bottom, Tayapu North, and Batu Api. In total, approximately 50 ore bags weighing approximately 50kg each are mined every 12-hour shift. 20 bags roughly equate to one ton. This results in approximately 2.5 tons of ore being extracted in each shift. The mining is done mostly by hand with hammers and spikes to loosen ore from below and lifted to the surface on a roped pulley system.

There are some electric jack hammers used. The shafts are lighted, and air is circulated down using an air pump and soft tubing and hoses from the surface. The shafts are mostly dry, however one shaft at Tayapu Bottom requires pumping periodically. The bags are tagged with a color coding to identify which location it was sourced from. Ore bags are stacked onsite until they are loaded into a truck and hauled to the milling site, at the end of every shift.

Mining is conducted on a 24 hour basis involving teams of up to 5 miners operating on 12 hour shifts, with ore from each shift transported by truck to the processing site in 50kg heavy duty glassfibre bags. Throughput of the mining operations is currently around 300 bags per day which represents approximately 15,000kg or 15 metric tonnes of ore. On the basis of an average ore grade of 28 grams/tonne, this would equate to a daily output of 420 grams of 99% pure gold or 13kg/month

Ore Milling

The ore bags are emptied in the ball mills to capacity and then milled to approximately 0.5mm in a two-stage process. The milling takes approximately 6 to 8 hours depending on the nature of the ore. Hardness differences in the ore largely account for difference in milling time.

The mills onsite are generally smaller sized rod, or “ball” mills. In most cases, small hard cobbles and boulders of basalt are used as “aggravators” for the pieces of ore during the milling process. Following completion of the crushing cycle, the milled ore is hydraulically washed out of the mills and sent to the processing vessels via a network of containment structures using gravity and pumps as required. On average 30 ball mills are in constant use during the production cycle, with additional units available both for higher volume throughput and for sub contracted processing

 Ore Processing

The next stage in the processing is conducted through a series of floatation tanks where cyanidation takes place. This is the stage where the gold is separated and concentrated. The concentrate is removed from the bottom of the tanks with gravity and the tails (processing offtake) flow from the floatation tanks down to the tailing pond area. The gold ore is then refined to approximately 99% purity off-site.

The tailing pond at the Talawaan property is approximately 3 hectares in size, with a depth of 3 meters. There are no permitting requirements or official environmental standards imposed for the operation of the tailings facility, however the Company has ensured that impervious membranes were installed as liners during construction to ensure no seepage of tailings into the subsoil or associated environmental impact. Furthermore, the effect of sunlight on the tailings liquid is to both detoxify and/or neutralize any residual chemicals and to evaporate the remaining water. Our management at Talawaan operate under strict “Best practice” guidelines to ensure minimization of environmental impacts on the surrounding area.

Off-site Refining

The gold refining process at Talawaan is a simple two-phase process that results in a 99% pure production disc. Each phase is completed at separate locations away from the production areas.

Gold Refining Phase 1

This stage is done offsite not near mining operations. In the first phase, the concentrate is mixed with carbon chip and fired for eight hours. The gold and other metals (silver and copper) are separated from any remaining nonmetals in the concentrate and then fired again to remove any last remaining nonmetals. This brings the gold ore to approximately 60-75% purity. The Phase 1 production disc is then weighed and recorded in grams to two decimal places (1/100g).

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Gold Refining Phase 2

The second phase is done offsite at a separate confidential location. At this location, the gold ore is re-smelted with additional silver and copper. It then goes through a nitric acid wash that is repeated until there is no visible silver and copper in the solution. The remaining gold is then melted again into one circular piece (a production disc). This process takes 4 to 5 hours. According to a color-coded scratch test conducted on the production disc by the gold buyer, the buyer assigns a finished gold purity. Our refining process yields a gold purity of 99% for the final production discs. The phase two production disc is weighed and recorded in grams to two decimal places (1/100g).

The below map shows the current property and facilities layout.

Currently, the Talwaan property is material to our business, as it is the source of all revenues reported for the periods presented in the Offering Circular. Our properties located in North America, however, are important to our plans for future business development.

Property Location Maps:

Talawan [located near Manado, Indonesia]:

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The Talawan property includes two active mine sites, the Tayapu Site and the Batu Api Site, as well as a processing area, as shown on the map below:

Mandagi Harimisa
Tayapu
ondok Wisata Rondor
Kylian Tromol
tambang Mas Tatelu
Temporarily closed
Tatelu Gold Production
Daseng Etey
Gold Industrie
Gereja Segala
Bangsa Efrata...
Tatelu Pos Dua
Pos satu Tambang
Emas Tatelu
Pos kilo 1
RINI CELL
Jl. Raya Talawaan - Tatelu
Talawaan jaga7
Batu Api
Kuala
Lempaoy
Pos 2 tambang emas
Tromol Dan
Bolmil Warukapas
Tambang tatelu
Wale Boke'
Processing Area
Kebun Binatang
G. Kekewang
Google

The coordinates of these sites are as follows:

•	Tayapu Site coordinates: 1°32'17.9"N 124°58'23.0"E
•	Batu Api Site coordinates: 1°31'47.4"N 124°58'34.4"E
•	Processing Area coordinates: 1°31'30.5"N 124°58'42.0"E

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Alason [located west of Manado, Indonesia]:

Sam Ratulangi
International
Airport
Tatelu
LINGKUNGAN 5
LINGKUNGAN 1
Manado
LINGKUNGAN 5
LINGKUNGAN III
LINGKUNGAN 2

The coordinates of the Alason site are: 0°54'04.8"N 124°42'11.2"E

Atlin [located west of Atlin, B.C., Canada]:

BRITISH COLUMBIA

MTO

406125
406126
1109803
1500
1200
1100
1000
900
782
200 m

Legend

Mineral Titles (MTO)

MTO Grid

Title (current)

- LEASE
- CLAIM

Reserves

- No Registration
- Conditional
- Heritage/Historic Site

Crown Land Layers (Tantalis)

Land Act Survey Parcels - Tantalis - Legal Descriptions

- Label Text

Land Act Survey Parcels - Tantalis - Outlined

Administrative Boundaries

FADM - Designated Areas

- Designated Areas
- Designated Areas

Local Regional Greenspaces - Outline

- Local and Regional Greenspa

Local Regional Greenspaces - Colour Filled

Federal Transfer Lands - Outlined

Federal Transfer Lands - Colour Filled

National Parks - Outlined

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable.
THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Printed using the Mineral Titles Online (MTO) application.

Center: 59°32'26", -134°27'2"
Scale: 1 : 33855
SRS: EPSG:3857
UTM Zone: 8

N

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Moosehorn [located in western Yukon Territory, Canada]:

USA
CAN
Yukon Territory
Northwest Territories
Nunavut
British Columbia
Alberta
Saskatchewan
Manitoba
USA
Alaska, USA
Foot Trail
Dawson
64°0'0"
62°0'0"
60°0'0"
Silver Trail
YUKON
Moose Horn Property
YUKON CANADA
Robert Campbell Highway
Carmacks
Alaska Highway
Klondike Highway
Canol Road
Haines Junction
Whitehorse
Haines Highway
Tagish Higway
Teslin
British Columbia, CANADA
PACIFIC OCEAN
0 75 150 300 450
Kilometers
140°0'0"
136°
MOOSE HORN MINING INC.
MOOSE HORN PROPERTY TECHNICAL REPORT
PROPERTY LOCATION MAP
FIGURE 4-1
DRAWN BY: A.W.
CHK'D BY: D.L
DATE: 18 04 03
File: Fig 4-1_Property Location Map.dwg
...\Moose Horn Mining_1063\1063-1_East Fork Gold\Reports\Draft\Figures
Stantec

31

McArthur Creek [located in Alaska, USA]:

McArthur Creek
Location
Legend
63° 1'58.19"N, 141° 0'14.74"W
McArthur Creek Camp
McArthur Creek Property
McArthur Creek Camp
63° 1'58.19"N, 141° 0'14.74"W
McArthur Creek Property
Google Earth
Image Landsat / Copernicus
Image © 2024 CNES / Airbus
N
2 km

Individual Property Disclosures

The company made its first investment in northern Indonesia in 2018 and now owns two gold mining operations in Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

Talawaan Facility:

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Alason Facility:

The Alason property is located at 0°54'04.8"N 124°42'11.2"E in the Southeast Minahasa Regency (“Alason”) in the North Sulawesi Province.

The facility consists of an area of approximately 17 hectares of high grade volcanic ore body in a rich mineralization area about 3 hours west of Manado. The Company’s interest at Alason comprises exclusive exploitation rights for gold exploitation, mining and processing in an area of approximately 17 hectares in the Alason region of an active gold belt near the town of Ratatotock in South East Minahasa. These mining rights were acquired for a payment of $150,000 and are accounted for under land usage rights at this cost. This region as approximately 3 hours by road from the Provincial capital of Manado, where the Company’s primary operation at Talawaan is situated. In 2019 The Company, contracted, on a Build-Operate-Transfer (BOT) basis, the construction of state of the art heap leaching facilities on this site, together with tailing ponds, carbon filtration unit, power generation and plumbing facilities, water storage, worker accommodation and office facilities. Under the operating agreement, the Taiwanese contractor assumed full responsibility for costs of building and operating leach pad facilities. Net revenue from production to be shared between the parties on a 30/70 basis. Construction of the heapleaching infrastructure was completed in September 2019 and initial production commenced in December on that year, however, the onset of the Covid 19 pandemic forced suspension of the operation and closure of the facilities in light of border closures and curfew restrictions. The operation at Alason has remained closed and is expected to be reinstated in 2025.

Heap leaching technology is a low impact form of gold mining typically utilized in areas of volcanic mineralization, where ore is shallow depth, soft volcanic soil and can be extracted through excavation rather than the more destructive and expensive shaft mining with the ore leached of minerals through continuous irrigation on a football sized pad.

The process is self contained and has a low environmental impact, especially important in ecologically sensitive areas.

The below map shows the current property and facilities layout.

We believe that our existing facilities are adequate for our present purposes. Additionally, the Company plans to use the proceeds from this offering to acquire gold and JORC reserve area and production infrastructure in major gold markets including and North America, and to expand the production at Indonesian Facilities.

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Atlin Property:

The Atlin Property is located in northwestern British Columbia, Canada 27 miles west of the town of Atlin, BC on on the western slope of the Bighorn Creek Valley. The property is most easily accessed by helicopter from Atlin. The property is centered at about 59°32'46.21"N latitude and 134°20'18.69"W longitude. The property is comprised of two 50 hectare claims totaling 100 hectares. The property elevation varies from 1362 m at the highest point of the property down to a lower elevation of 1155 m in the creek valleys in the southern portions of the area. Creek valleys within the range are typically steep V-shaped at their headwaters grading into gentle side slopes. The property is characterized by steep mountainous terrain to the west and a large lake to the east. Vegetation is sparse at altitudes of greater than 1,200 m, which is dominantly 1 to 2 m high buckbrush and stunted spruce trees. Spruce and Pine trees with minimal stands of aspen and white birch cover the eastern portion of the Property. There is abundant wildlife in this area. Black and Grizzly bear, as well as moose and deer.

Limited prospecting and sampling has been on the property at various times over the past century, but a complete technical analysis has not yet been done. The property is largely unimproved and is in the exploration stage.

Moosehorn Facility:

As of June 4, 2021, the Company entered into a securities exchange agreement with 2206555 Alberta Inc., an Alberta company acting as Gennex Gold and having 100% ownership rights to the Moosehorn Gold Project, comprising an area of approximately 6000 hectares, together with accommodation camp, airstrip, fuel depot and heavy equipment, located southwest of Dawson City, Yukon, Canada (“the Project”). This transaction has closed.

The Property is in west Yukon Territory, Canada, adjacent to the international border with Alaska, U.S.A. The Property is centered at about 63°1.5’N latitude and 140°57’W longitude and is covered by NTS map sheets 115N/02 and 115K/15. The Property is about 11.8 km north to south and 6.5 km across at its widest points.

The Property elevation varies from 1,353 m on top of the Moosehorn Range to 670 m in the creek valleys in the southern portions of the area. Creek valleys within the range are typically V-shaped at their headwaters grading into gentle side slopes with flat, occasionally swampy, bottoms. The Property is characterized by rolling hills bounded to the northeast by the Moosehorn Range, a N-S trending belt of plutonic rocks. Vegetation is sparse at altitudes of greater than 1,200 m, which is dominantly 1 to 2 m high buckbrush and stunted spruce trees. Spruce trees and stands of aspen and white birch cover the southern portion of the Property. Aspen and birch are found on the tops of the hills while willow and alder are abundant along the creeks and streams.

The Project is located in central Yukon, immediately east of the Alaska Yukon border, approximately 140 km southwest of Dawson City, and some 65km north of the community of Beaver Creek. The area is accessible by fixed wing aircraft from Dawson or by winter road from the Alaska Highway.

The Property comprises 234 Quartz Claims in the Whitehorse Mining Division with an aggregate area of 4,307.15 ha and 25 Placer Claims with an aggregate area of 269.30 ha. Seven small areas of unclaimed ground are included within the Property boundaries. Tenure information was extracted from Yukon government website (Mining Map Viewer), on March 26 and 27, 2018 (mapservices.gov.yk.ca/Mining/Load.htm).

The current source of power is a 5000 KW diesel generator. The Property is underlain almost entirely by Dawson Range Batholith lithologies. Granodioritic rocks predominate; these are hornblende and/or biotite bearing, massive to foliated and commonly porphyritic. The mineral occurrence, which is known as Moose Horn or Longline (Yukon MINFILE number #115N 024), comprises several named veins including V1, V2, V3, M, CR, Soya Creek (SC), Swamp Creek Pit, Git, Airstrip Pit, and veins in the Kenyon Creek area. Minor past exploration has come from the V1 and V2 veins that are on the Property, and the M Vein that is located outside of the Property boundary. The two main areas of interest on the Property include the V2 Vein at the Swede Pit Prospect and a quartz vein at Hartley Creek.

Errin Kimball, Canadian registered geologist and mining engineer, based in Alaska, joined Brookmount as Operations Director, North America to oversee continuation of the drilling and core sampling program and pre. for transition to production status in 2022. Errin Kimball has also been charged with overseeing the Indonesian mining operations.

An NI 43-101 technical report was prepared on the property in July of 2018. The property is exploratory and without known reserves. Currently, the Yukon Territory Facility is in the exploration stage.

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The following image shows the location of the Moosehorn property:

496000
503000
510000
6995000
6990000
6985000
ALASKA, USA
YUKON, CANADA
LEGEND
QUARTZ CLAIMS OUTLINE
QUARTZ CLAIMS
0 0.5 1 2 3 4
Kilometers
Coordinate System: NAD 1983 UTM Zone 7N
N
MOOSE HORN MINING INC.
MOOSE HORN PROPERTY
TECHNICAL REPORT
QUARTZ CLAIMS
FIGURE 4-2
DRAWN BY: A.W.
CHK'D BY: D.L.
DATE: 18 04 03
File: Figure 4-2_Quartz Claims.dwg
...\Moose Horn Mining_1063\1063-1_East Fork Gold\Reports\Draft\Figures
Stantec

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The map below shows the approximate location of named mineral veins discussed above:

PROPERTY BOUNDARY
N
Property Boundary
Granitic Intrusive
Approximate Contact
SB
V3
V2
V1
SC-1
V15
V14
RDT
HV
RT
CT
ALASKA
YUKON
Legend of Mineralized Zones
Drill holes of interest not near any of the above zones
Base Map From Yukon Assessment Report 094027 By Barramundi Gold 1999
Soil Data Interpertation and Compilation by G.S.Hartley P.Geol 2014
HARTLEY
AND ASSOCIATES
EAST FORK PROJECT
DATA COMPILATION
Plate 1
Scale 1 : 10,000
094027

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McArthur Creek Facility:

The Property is located in eastern Alaska, U.S.A., adjacent to the international border with Yukon Territory, Canada, The Property is centered at about 63° 2'3.17"N latitude and 141° 0'11.29"W longitude. Property is about 11.8 km north to south and 6.5 km across at its widest points. The Property elevation varies from 791 m at the highest point of the property down to a lower elevation of 726 m in the creek valleys in the southern portions of the area. Creek valleys within the range are typically V-shaped at their headwaters grading into gentle side slopes with flat, occasionally swampy, bottoms. The Property is characterized by rolling hills bounded to the northeast by the Moosehorn Range, a NS trending belt of plutonic rocks. Vegetation is sparse at altitudes of greater than 1,200 m, which is dominantly 1 to 2 m high buckbrush and stunted spruce trees. Spruce trees and stands of aspen and white birch cover the southern portion of the Property. Aspen and birch are found on the tops of the hills while willow and alder are abundant along the creeks and streams.

The property is located on the Alaska USA side of the Tintina Gold Belt, is contiguous with the Company’s Moosehorn property in the Yukon (Canada) and contains a contiguous 133.5 HA area of high quality gold prospectivity located in placer deposits, similar to Moosehorn. McArthur Creek, a significant gold bearing water course, is designated as Kenyon Creek in the Yukon part of the Tintina Gold Belt. The newly acquired property features direct access from Moosehorn to the Trans Alaska Highway, greatly improving access for heavy equipment, such as crushers and ball mills, inward to the site, and ore and ore concentrate outward to refineries situated on the Yukon side of the border.

The property has 10,560 linear ft of creek bed with an average of 25’ thick pay gravel and a 100’ minimum width of pay channel. Less than 2000’ has been excavated and processed. There is over 90% of the known pay gravel in place still to be mined. The overburden is thin (3m to 5m) and approximately 300m in length has been removed and is ready to be mined. The property has an existing twelve-man camp, 15,000 gallons of fuel storage, and infrastructure in place to support production. There are three airstrips accessible and an extensive access trail network throughout the property and region. When operating the camp has excellent satellite communication that provides a good internet connection. The next phase of work will restart the existing gold production as well as confirm the extent of the placer gold zones for future production.

The property is exploratory and without known reserves. Currently, the Yukon Territory Facility is in the exploration stage.

Internal Controls Disclosure

To date, the Company has not engaged in significant exploration and mineral resource and reserve estimation efforts. Accordingly, no quality control or quality assurance programs, nor any system for the verification of analytical procedures has yet been developed. The Company expects to develop appropriate programs and systems in connection with the mineral resource and reserve estimation efforts it plans to undertake in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

On January 30, 2018, the Company entered into a securities exchange agreement with the stockholder of SL Group Holdings, Limited. As a result of the share exchange, SL Group Holdings, Limited became a 100% owned subsidiary of the Company. The Company is headquartered in Reno, NV and is an operator of producing gold properties in the Republic of Indonesia. Additionally, the Company owns a production area of approximately 500 HA, together will various equipment and fixed assets on site, in Canada, close to the Alaska border, in the Tintina Gold Belt, and a smaller property of approximately 50 HA, which is located in MacArthur Creek area on the Alaska side of the Tintina Gold Belt. The Company is planning to bring these two properties in North America into production in 2024. The Company seeks opportunities to acquire and operate mining areas and facilities that possess strong values and that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders.

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Results of operations for the three months ended May 31, 2024 and 2023 (unaudited)

Revenue

For the three months ended May 31, 2024 and 2023, revenues were $5,388,000 and $4,625,000, respectively. This increase over the comparable quarter was primarily due to higher ore grades which drove an increase in production, combined with higher wholesale gold prices achieved on sales.

Cost of Sales

For the three months ended May 31, 2024 and 2023, cost of sales were $1,756,00 and $1,420,000, respectively, with increases reflecting predominately, additional raw material costs and higher commission based payments to our mining employees.

Operating Expenses

For the three months ended May 31, 2024 and 2023, operating expenses were $629,000 and $452,000, respectively, reflecting comparatively higher production levels over the quarter

Income Tax

For the three months ended May 31, 2024 and 2023, provision for income taxes were $498,000 and $452,000 respectively.

Net Income

For the three months ended May 31, 2024 and 2023, net income was $2,429,000 and $2,207,000, respectively. The increase is mainly attributable to additional ore yields from our primary production shafts and increases in the wholesale gold price.

Results of operations for years ended November 30, 2023 and 2022 (unaudited)

Revenue

For the years ended November 30, 2023 and 2022, revenues were $17,062,000 and $16,356,000, respectively. The increase was primarily due to increases in ore production and the wholesale gold price..

Cost of Sales

For the years ended November 30, 2023 and 2022, cost of sales were $5,150,000 and $5,421,000, respectively, with the difference reflecting increased production and processing of ore for the period.

Operating Expenses

For the years ended November 30, 2023 and 2022, operating expenses were $2,162,000 and $2,125,000, respectively. The increase was mainly due to the increase in depreciation and amortization while selling, general and administrative expense, such as consulting expense, professional fee, and etc remained relatively stable.

Income Tax

For the years ended November 30, 2023 and 2021, provision for income taxes were $725,000 and $1,250,000, respectively.

Net Income

For the years ended November 30, 2023 and 2022, net income was $8,947,000 and $7,498,000, respectively. This increase reflected mainly the contribution of higher grade ore from new production sites as well as the sustained increase in wholesale gold prices over the period.

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Liquidity and Capital Resources

Operating Activities

Net cash generated used operating activities was $105,00 for the three months ended May 31, 2024, compared to $365,000 during the three months ended May 31, 2023. The negative cash flow from operation during the three months ended May 31, 2024, was due primarily to receipts from customers of $3,587,000 generated from sales of gold, payments of $2,411,000 to suppliers and employees relating to gold productions and operation costs offset by non-cash items such as depreciation of $50,000 and movements in operating assets and liabilities. Comparatively, the positive cash flow from operation during the three months ended May 31, 2023, was due primarily to receipts from customers of $4,524,000 generated from sales of gold, payments of $2,600,000 to suppliers and employees relating to gold productions and operation costs, tax payment of $1,560,000 offset by non-cash items such as depreciation of $75,000 and movements in operating assets and liabilities.

Net cash generated from operating activities was $3,124,000 for year ended November 30, 2023, compared to $3,608,000 during the year ended November 30, 2022. The positive cash flow from operation during the year ended November 30, 2023, was due primarily to receipts from customers of $10,576,000 generated from sales of gold, payments of $6,329,000 to suppliers and employees relating to gold productions and operation costs, tax payment of $1,125,000 offset by non-cash items such as depreciation of $520,000 and movements in operating assets and liabilities. Comparatively, the positive cash flow from operation during the year ended November 30, 2022, was due primarily to receipts from customers of $13,864,000 generated from sales of gold, payments of $9,340,000 to suppliers and employees relating to gold productions and operation costs, tax payment of $925,000 offset by non-cash items such as depreciation of $394,000 and movements in operating assets and liabilities.

Investing Activities

During the three months ended May 31, 2024, net cash used in investing activities was $nil due to no purchase of property and equipment. During the three months ended May 31, 2023, net cash used in investing activities was $1,325,000 due to purchase of property and equipment.

During the year ended November 30, 2023, net cash used in investing activities was $6,420,000 due to the purchase of property and equipment for $4,270,000 and payments of $2,150,000 for land usage rights. During the year ended November 30, 2022, net cash used in investing activities was $4,294,000 due to purchase of property and equipment for $2,744,0000 and payments for land usage rights of $1,550,000.

Financing Activities

During the three months ended May 31, 2024, net cash provided by financing activities was $100,000 due to receipt proceeds from convertible notes. During the three months ended May 31, 2023, net cash provided by financing activities was $968,000, consisting of proceeds from convertible notes and stocks issuance.

During the year ended November 30, 2023, net cash provided by financing activities was $3,158,000 due to the proceeds from convertible notes of $353,000 and proceeds from share issuances of $2,805,000. During the year ended November 30, 2022, net cash provided by financing activities was $807,000 due to the proceeds from convertible notes $97,000 and share issuances of $1,004,000, offset by loan repayments of $294,000.

We had cash on hand of $136,000 and working capital of $612,000 as of February 28, 2024. On a short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations. On a long-term basis, we will potentially need to raise capital to grow and develop our business. Additionally, we plan to initiate an equity offering under Regulation A during the third quarter of 2024 to attempt to raise additional equity capital. If successful, proceeds from this offering will be used to pay down debts and fund our working capital.

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Convertible Notes.

We have obtained financing under a series of convertible notes issued since 2020. As on November 30, 2023, we owed a total of $570,408 under convertible notes issued. In the year ended November 30, 2023, we issued a total of 20,178,279 shares of our common stock upon conversion of a total of $$2,017,828 worth of convertible note liabilities.

Private Offering of Common Stock.

On April 3, 2024, we offered and sold a total of 13,750,000 shares of common stock in a private offering to accredited investors under Rule 506(b) under Regulation D at price of $0.02 per share, for total proceeds of $275,000.

Off-Balance Sheet Arrangements

As of November 30, 2024 and November 30, 2022, the Company did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Act of 1934.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of December 1, 2023 are as follows:

Name	Position	Age	Term of Office*	Approx. Hours Per Week
Nils A. Ollquist	Chief Executive Officer, Director	67	1 year	25
Christopher Lim	Chief Financial Officer	51	1 year	20
Nicholas Medway	Non Executive Director	47	1 year
Errin Kimball	Executive Director & Chief Operating Officer	52	1 year
Frederick Kempson	Non-Executive Director	79	1 year
Rodney Johnston	Non-Executive Director	51	1 year
Jeff Pittman	Non-Executive Director	39	1 year

*Executive officers shall continue to serve successive 1 year terms until their resignation or removal by the board of directors. Directors serve successive 1 year terms until their resignation or removal by vote of the Company’s shareholders.

Nils A. Ollquist, age 67, Director & Chief Executive Officer

Nils Ollquist has over 35 years experience in international banking and corporate finance in Asia, the US, Europe and Australia. Prior to setting up a corporate finance and advisory firm in Hong Kong in 1993, Mr Ollquist headed Asian Mergers & Acquisitions for Bank of America based in Hong Kong and prior to that held a number of senior corporate finance and advisory roles for international banks such as Barclays in Sydney, Amro Bank in Amsterdam and Security Pacific National Bank in Los Angeles and New York. Mr Ollquist has extensive business relationships in South East Asia, particularly Indonesia and, as a founding investor and major shareholder in SL Holdings, was instrumental in developing and maintaining the Company’s Indonesian business. He holds degrees in Economics & Law from the Australian National University.

Chris Lim age 51, Chief Financial Officer

Christopher Lim was appointed as Chief Financial Officer on September 1, 2020. Mr. Lim is a Practicing Chartered Accountant (“CPA”) with over 20 years chartered accounting experience, including general accounting, audit and regulatory compliance services in leading accounting firms including Deloitte Touche and BDO. During his career, Mr Lim has acted as CFO for both US and Australian (ASX) listed companies. He holds undergraduate and postgraduate degrees in commerce and accounting from the University of Melbourne.

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Nicholas Medway, age 47, Director

Nicholas Medway was appointed as Director in February 2018. Mr. Medway has worked in a number of public and private sector roles since 1995, including a senior executive role in a major telecommunications company prior to joining the Royal Australian Air Force as a commissioned officer and pilot serving until 2000. Since this time, he has largely worked within senior ranks of federal law enforcemenpecializinging in criminal and regulatory compliance. Mr Medway has extensive experience in management, moving on from his role as a CEO in the private sector, to Enforcement Director of Border Force Australia.

Errin Kimball, age 51, Executive Director & Chief Operating Officer

Mr Kimball has over 3 decades in exploration and mining development, from conceptualization to mine closure and reclamation. Mr Kimball has served as Geological Technologist for Romarco Minerals, which was later acquired by Oceana Gold Corp for $860 million. His role on the team for this transaction led to the discovery of the renown “Diavik” Rio Tinto Diamond Mine, Canada’s second diamond mine with a production of over 100 million carats of high quality rough diamonds. Mr Kimball has also served in senior roles at Kennecott Canada (Rio Tinto) and Cominco Inc. As Chief Geologist for Synenco Energy, Mr Kimballs’ team was credited with discovering 2.4 billion barrels of bitumen, leading to the acquisition of Synenco by Total of France for $480 million.

Prior to his corporate career, Mr Kimball served as the Aggregate and Industrial minerals Geologist for the Alberta Geological Survey Department. He hold a BSc. In Geology from the University of Alberta and hold an Honours in Mineral Exploration Technology from the Northern Alberta Institute of Technology.

Frederick Kempson, age 79, Director.

Mr Kempson is a highly experienced international banker who has, during his career, headed a number of financial institutions in Australia including Australian Investment Finance Corporation, a joint venture between Mitsubishi Trust, ANZ Bank and Bank of Montreal, and Security Pacific National Bank in Australia. Mr Kempson is also highly experienced in the Australian resources sector, including coal, and precious metals. Mr Kempson is a director of Norseman Gold PLC (UK) and AHA Retail Partners PLC (UK).

Rodney Johnston, age 51, Director.

Mr. Johnston is currently the President of FastPiutch IR, a boutique investor relations service. Previously, from February of 2010 to February of 2023, he was with Orgill, Inc. where he served as a Business Consultant to privately held businesses involving retail, e-commerce, real estate, logistics and finance on all islands within the state of Hawaii. Mr. Johnston holds a B.S. in Business from University of Nebraska, Lincoln and an MBA, Management & Finance, from George Fox University.

Jeff Pittman, age 39, Director

Mr. Pittman is currently the Vice-President of FastPiutch IR, a boutique investor relations service. Mr. Pittman has over 17 years of experience in profitable business operations, operating though his wholly owned company, Pittman LLC, with business lines including web development, domain name security, affiliate sales, and entertainment ticketing. Mr. Pittman holds a Bachelor's Degree in Accounting and Finance from the University of Idaho and an Associate's Degree in Cybersecurity from Spokane Falls Community College.

Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our certificate of incorporation, our Board is elected annually as a single class.

Director Independence

The Board has determined that two of our directors are independent, Frederick Kempson and

Nicholas Medway, as the term “independent” is defined by the rules of NASDAQ Rule 5605.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors, c/o the Corporate Secretary at 1 East Liberty Suite 500. Reno, NV 89501. Our corporate secretary will forward stockholder communications to our board of directors prior to the board’s next regularly scheduled meeting following the receipt of the communication.

Corporate Governance

The Company intends to seek additional members for its Board of Directors. In evaluating director nominees, our Company considers the following factors:

•	The appropriate size of the Board;
•	Our needs with respect to the particular talents and experience of our directors;
•	The knowledge, skills and experience of nominees;
•	Experience with accounting rules and practices; and
•	The nominees’ other commitments.

Our Company’s goal is to assemble a Board of Directors that brings our Company a variety of perspectives and skills derived from high quality business, professional and personal experience. Other than the foregoing, there are no stated minimum criteria for director nominees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the last fiscal year ended November 30, 2023.

Name	Cash compensation ($)	Stock Awards ($)	Total compensation ($)
Nils A. Ollquist, CEO & Director	100,000	—	100,000
Christopher Lim, CEO & Director	50,000	—	50,000
Nicholas Medway, Director	0	—	—
Frederick Kempson, Director	0	—	—
Errin Kimball, COO & Director	90,000	—	90,000
(Officers and Directors as a group (5 persons)	240,000	—	240,000

No non-employee directors received any form of compensation during the years ended November 30, 2022. We do not have a compensation committee. Compensation for our directors and officers is determined by our board of directors.

Executive Officer Compensation

During the year ended November 30, 2023, the Company paid its officers cash compensation as indicated above.

Stock Option Plan

The Company does not currently have a stock option, employee incentive, or other stock compensation plan.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who is known by the Company to own beneficially more than ten percent (10%) of our outstanding voting stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our current executive officers, significant employees and directors as a group, as of June 14, 2023.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of June 14, 2024, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Beneficial ownership as set forth below is based on our review of our record shareholders list and public ownership reports filed by certain shareholders of the Company, and may not include certain securities held in brokerage accounts or beneficially owned by the shareholders described below.

We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 1 East liberty, Reno NV. As of June 14, 2024 , we had approximately 100,601,280 outstanding shares of common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage
Officers and Directors Nils A Ollquist	4,590,000	4.89%
Errin Kimball	4,750,000	5.42%
Nicholas Medway	841,707	0.96%
Christopher Lim	100,00	0%
Frederick Kempson	450,000	0.51%
Jeffrey Pittman	3,750,000	3.5%
Rodney Johnston	—	—
All officers and directors as a group (7 persons)	14,481,707	15.28%

The above tables are based upon information derived from our stock records. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our com mon stock listed below have sole voting and investment power with respect to the shares shown.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described herein (or within the section entitled Executive Compensation of this offering circular or the Share Exchange), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2022 and 2021 or the current fiscal year, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

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SEC rules require us to disclose any transaction or currently proposed transaction in which we were a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or 1% of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our Common Stock, or an immediate family member of any of those persons. The descriptions set forth above under the captions “The Exchange and Related Transactions—Exchange Agreement,” “Executive Compensation—Employment and Related Agreements” and “—Director Compensation” and below under “Description of Securities—Options” are incorporated herein by reference.

The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of the Company’s pre-Exchange capital stock (or pre-Exchange DSI’s common stock), or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Exchange.

Loans from Related Parties, if any: None

Long-Term Debt to Related Parties: None

Policies and Procedures for Related Party Transactions

Our board of directors intends to adopt a written related person transaction policy, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds or will exceed the lesser of $125,900 or 1% of the average of the Company’s total assets as of the end of the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

SECURITIES BEING OFFERED

This circular relates to the sale of 25,000,000 shares of our common stock by the Company on a price range for $0.02 to $0.06 per share, assuming the offering price is $0.02 per share for total offering proceeds of $500,000 if all offered shares are sold. There is no minimum investment established for investors and no minimum offering amount. There is no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.

We have authorized capital stock consisting of 200,000,000 shares of common stock, $.001 par value. As of August 23, 2024, we had approximately 148,475,869 shares of common stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, which has been publicly filed with the OTC Markets Pink marketplace.

The following description is a summary of the material rights of shareholders. Shareholder rights are dictated via the Company’s Articles of Incorporation and Bylaws. Each of the foregoing documents has been filed as an exhibit to this circular.

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Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable, and any shares of our common stock to be issued upon an offering pursuant to this Offering Circular will be fully paid and nonassessable upon issuance.

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Transfer Agent

The stock transfer agent for our securities is Transfer Online, Inc. in Portland, OR.

Market Price, Dividends, and Related Stockholder Matters

Our securities are not traded on a national exchange, but are quoted on OTC Markets Pink marketplace. There is only a limited market for our securities.

The last sale price of the Company’s common stock on June 14, 2024 was $0.0735 per share.

As of April 22, 2024, there were approximately 285 shareholders of record.

We do not have an equity incentive plan.

We have not declared any cash dividends on our common stock in the past two years and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

45

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov. In addition, you can find all of our public filings on otcmarkets.com, and specifically at this link: https://www.otcmarkets.com/stock/BMXI/disclosure.

46

FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED FEBRUARY 28, 2024 AND 2023

BROOKMOUNT EXPLORATIONS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERS ENDED May 31, 2024 AND 2023

Unaudited Consolidated Balance Sheet As of

May 31, 2024

	May 2024 $’000	November 2023 $’000
Assets
Cash and cash equivalents	131	45
Prepayments	25	—
Inventory	2,881	2,624
Total current assets	3,037	2,669
Property, plant and equipment, net of accumulated depreciation and amortization	7,791	2,624
Investment in Talawaan Project	461	477
Land Usage rights	11,525	11,450
Funds held by Joint Venture for reinvestment	22,278	18,965
Total non-current assets	42,055	37,714
Total assets	45,092	40,383
Liabilities and Stockholders’ Equity/(Deficit)
Liabilities
Accounts payable	781	350
Convertible notes	733	570
Warrants	—	—
Derivative liabilities	—	—
Income taxes payable	438	811
Total current liabilities	1,952	1,731
Unpaid capital commitments	225	233
Total non-current liabilities	225	233
Total liabilities	2,177	1,964
Equity
Common stock
Authorized: $0.001 par value, 2,000,000,000 shares authorized
Issued and outstanding: 101,601,280	320,467	294,319
Additional paid in capital	5,962	4,493
Adjustments to equity to reflect retroactive application of reverse acquisition of accounting	(911)	(911)
Foreign currency translation differences	(3,747)	(1,888)
Accumulated profits	41,289	36,430
Total stockholders’ equity	42,915	38,419
Total liabilities and stockholders’ equity	45,092	40,383

F-1

Brookmount Explorations, Inc.

Unaudited Consolidated Statement of Operations for

the quarter ended May 31, 2024

	3 months ended May 31, 2024 $’000	3 months ended May 31, 2023 $’000
Revenue
Sales	5,388	4,625
Cost of sales	(1,756)	(1,420)
Gross profit	3,632	3,205
Operating expenses
Depreciation and amortization	50	75
Selling, general and administrative expenses	629	452
Total operating expenses	679	527
Interest expense	26	19
Total other expenses	26	19
Income/(loss) from continuing operations before income tax expenses	2,927	2,659
Provision for income tax	(498)	(452)
Net income/(loss) after income tax expense for the period	2,429	2,207
Other comprehensive income /(loss)
Other comprehensive income/(loss)	(1,463)	510
Total comprehensive income/(loss) for the period	966	2,717

F-2

Brookmount Explorations, Inc.

Unaudited Consolidated Statement of Changes in Stockholders’ Equity For

the quarter ended May 31, 2024 and 2023

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $’000	Total Equity $’000
Balance at November 30, 2022	41,063,718	260	1,720	(2,287)	27,483	(911)	26,265
Income after income tax expense for the year	—	—	—	—	2,129	—	2,129
New Share issuance (2,500,000 shares @ USD 0.001/Share)	2,500,000	3	—	—	—	—	3
New Share issuance (7,173,236 shares @ USD 0.075/Share)	7,173,236	7	531				538
New Share issuance (2,038,137 shares @ USD 0.12/Share)	2,038,137	2	243				245
Total comprehensive	—	—	—	942	—	—	942
Balance at February 28, 2023	52,775,091	272	2,494	(1,345)	29,612	(911)	30,122
Income after income tax expense for the year	—	—	—	—	2,207	—	2,207
New Share issuance (7,928,279 shares @ USD 0.010/Share)	7,928,279	8	785	—	—	—	793
Total comprehensive	—	—	—	510	—	—	510
Balance at May 31, 2023	52,775,091	280	3,279	(835)	31,819	(911)	33,632

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $’000	Total Equity $’000
Balance at November 30, 2023	75,453,370	295	4,493	(1,888)	36,430	(911)	38,419
Income after income tax expense for the period	—	—	—	—	2,430	—	2,430
New Share issuance (4,000,000 shares @ USD 0.10/share)	4,000,000	4	36		—	—	40
New Share issuance (500,000 shares @ USD 0.10/Share)	500,000	1	49	—	—	—	50
New Share issuance (3,750,000 shares @ USD0.02/Share)	3,750,000	4	71	—	—	—	75
New Share issuance (4,000,000 shares @ $0.10/Share)	4,000,000	4	36	—	—	—	40
Total comprehensive	—	—	—	(396)	—	—	(396)
Balance at February 28, 2024	87,703,370	308	4,685	(2,284)	38,860	(911)	40,658
Income after income tax expense for the period	—	—	—	—	2,429	—	2,429
New Share issuance (4,000,000 shares @ USD 0.10/share)	4,000,000	4	396	—	—	—	400
New Share issuance (3,219,321 shares @ USD 0.10/Share)	3,219,321	3	319	—	—	—	322
New Share issuance (2,008,593 shares @ USD0.10/Share)	2,008,593	2	199	—	—	—	201
New Share issuance (3,669,996 shares @ $0.10/Share)	3,669,996	4	363	—	—	—	367
New Share issuance (3,669,996 shares @ $0.10/Share)	1,000,000	1	—	—	—	—	1
Total comprehensive	—	—	—	(1,463)	—	—	(1,463)
Balance at May 31, 2024	101,601,280	322	5,962	(3,747)	41,289	(911)	42,915

F-3

Brookmount Explorations, Inc.

Unaudited Consolidated Statement of Cash Flows For

the quarter ended May 31, 2024

	3 months ended May 31, 2024 $’000	3 months ended May 31, 2023 $’000
Cash flows from operating activities:
Net income/(Loss)	2,429	2,207
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	50	75
Fair value adjustment of warrant	—	—
Net changes in operating assets and liabilities
(Increase)/Decrease in inventory	(175)	(750)
(Increase)/Decrease in prepayments	(25)
Increase/(Decrease) in account payable	202	42
(Increase)/Decrease in unpaid capital commitments	—	—
(Increase)/Decrease in non affiliate loans	—	(101)
(Increase)/Decrease in funds held by joint venture for reinvestment	(1,801)	—
Increase/(Decrease) in tax provision	(785)	(1,108)
Net cash used in operating activities	(105)	365
Cash flows from investing activities
Payments for property, plant& equipment	—	(1,325)
Payments for Land Usage Rights	—	—
Net cash used in investing activities	—	(1,325)
Cash flows from financing activities
Proceeds from Convertible Notes	100	175
Proceeds from share issuance	—	793
Net cash provided by financing activities	100	968
Net increase/(decrease) in cash and cash equivalents	(5)	8
Cash and cash equivalents at the beginning of period	136	114
Cash and cash equivalents at the end of period	131	122
Supplemental disclosure of cash flow information
Cash paid for:
Interest	—	—
Income taxed	(1,283)	(1,560)
Summary of non-cash investing and financing information
Share based payment	—	—

F-4

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1.	Nature of Operations

Following its merger with SL Holdings Ltd, the Company is now an operator of producing gold properties in the Republic of Indonesia. The Company currently operates 2 gold producing properties in volcanic hosted sediment within the tropical rain forest region of Sulawesi Province in north east Indonesia and is in the process of acquiring additional high grade properties in the area, which was originally surveyed and developed by Newmont Mining of the US. The Company is incorporated in Nevada and was organized for the purpose of acquiring, exploring and developing mineral properties. The Company is in the process of increasing the processing rates of ore on its properties and focusing on increasing yields and is looking to secure financing to acquire additional producing facilities in the Indonesia.

Basis of Presentation

These unaudited financial statements of the Company have been prepared by Management. These financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”).

1.2.	Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

1.3.	Use of Estimates and Assumptions

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

1.4.	Reverse Acquisition Accounting

In accordance with “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Acquisition will be replaced with the historical financial statements of SL Group Holdings, Limited (“SL Group”), in all future filings with the SEC. Consequently retroactive adjustments have been made to the equity balances of SL Group to reflect the equity balances of the legal parent company Brookmount Explorations, Inc. as required under ASC 805 and the application of reverse acquisition accounting.

1.5.	Foreign Currency Translation

The consolidated financial statements are presented in United States dollars. In accordance with the standard, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

1.6.	Environmental Costs

Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

F-5

1.7.	Principles of Consolidation

The unaudited consolidated financial statements include the Company’s accounts and those of the Company’s wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

1.8.	Cash and Cash Equivalents

The Company considers cash deposits and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

1.9.	Fixed Assets

Property, plants and equipment are recorded at cost. Expenditures for new property, plant and equipment and expenditures that extend the useful lives of existing property, plant and equipment are capitalized and recorded at cost. Maintenance and repair costs are expensed when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Derecognition

An item of plant and equipment is derecognized upon disposal or when no further economic benefits are expected from its use or disposal.

1.10.	Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair valu e to be applied in accordance with accounting principles generally accepted in the United States of America that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the condensed consolidated balance sheets for cash, and accounts payable, approximate their estimated fair values based on the short-term maturity of these instruments.

Convertible notes payable and Common stock warrant liability

Level 3

Convertible Notes Payable $732,908

Warrant to purchase common stock $118

F-6

Our Level 3 financial liabilities consist of convertible notes payable (the “Notes”) and warrants for the purchase of common stock, all of which were issued as detailed below:

(i)	On August 7, 2020 we entered into a Securities Purchase Agreement with one person, pursuant to which we sold (i)convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of
(ii)	$568,182 to be drawn in tranches and (ii) Warrants to purchase up to an aggregate of 50,000 shares of our common stock at an initial exercise price of $1.00 per share .
(iii)	On October 7, 2020, a further $50,000 in a second tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(iv)	On December 2, 2020, a further $50,000 in a third tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(v)	On March 23, 2021, a further $50,000 in a fourth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(vi)	On June 25, 2021, a further $175,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(vii)	On August 3, 2022, we entered into a 4% convertible redeemable note with one person, in the aggregate of $97,000.
(viii)	On January 5, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(ix)	On February 3, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(x)	On March 14, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xi)	On April 5, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xii)	On April 19, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xiii)	On April 25, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xiv)	On April 28, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xv)	On May 19, 2023, we entered into a 4% convertible redeemable note with one person, in the aggregate of $25,000.

F-7

(xvi)	On August 31, 2023, a further $7,500 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xvii)	On September 9, 2023, a further $7,500 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xviii)	On September 13, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xix)	On November 11, 2023, a further $12,500 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xx)	On December 5, 2023, a further $12,500 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xxi)	On January 5, 2024, a further $15,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xxii)	On February 2, 2024, a further $15,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xxiii)	On February 27, 2024, a further $20,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xxiv)	On March 15, 2024, a further $10,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xxv)	On March 19, 2024, we entered into a 4% convertible redeemable note with one person, AES Capital Management LLC in the aggregate of $25,000.
(xxvi)	On March 28, 2024, we entered into a 4% convertible redeemable note with one person, AES Capital Management LLC in the aggregate of $25,000.
(xxvii)	On April 4, 2024, a further $10,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xxviii)	On April 19, 2024, a further $10,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xxix)	On May 3, 2024, a further $10,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xxx)	On May 17, 2024, a further $10,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.

F-8

The fair values of these liabilities as of their issuance date and the subsequent measurement date of November 30, 2021 were determined utilizing a Black-Scholes valuation model, which requires use of unobservable inputs. The inputs are determined by management, with the assistance of independent experts; they represent our best estimates, but involve certain inherent uncertainties. We used the market value of the underlying stock, a life equal to the contractual life of the financial instrument, incremental borrowing rates and bond yields that correspond to instruments of similar credit worthiness and the instrument’s remaining life, an estimate of volatility based on the historical prices of our trading securities, and we made assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of our Notes.

A significant change in the market price per share, expected volatility, or bond yield of equivalent securities, in isolation, would result in significantly higher or lower fair value measurements. In combination, changes in these inputs could result in a significantly higher or lower fair value measurement if the input changes were to be aligned, or could result in a minimally higher or lower fair value measurement if the input changes were of a compensating nature.

1.11.	Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

The Company submits tax returns to local and provincial agencies in Indonesia but does not generate revenue in the US and as such, is not required to submit a US tax return. Uncertain tax positions taken on the Company’s tax returns will be accounted for as liabilities for unrecognized tax benefits. The Company will recognize interest and penalties, if any, related to unrecognized tax benefits in general and administrative expenses in the statements of operations.

1.12.	Inventory

Stockpiles, Ore on Leach Pads and Inventories

As described below, costs that are incurred in or benefit the productive process are accumulated as stockpiles, ore on leach pads and inventories. Stockpiles, ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of stockpiles, ore on leach pads and inventories to net realizable value are reported as a component of Costs applicable to sales and Depreciation and amortization. The current portion of stockpiles, ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months and utilize the short-term metal price assumption in estimating net realizable value. The major classifications are as follows:

Stockpiles

Stockpiles represent ore that has been extracted from the mine and is available for further processing. Mine sequencing may result in mining material at a faster rate than can be processed. The Company generally processes the highest ore grade material first to maximize metal production; however, a blend of metal stockpiles may be processed to balance hardness and/or metallurgy in order to maximize throughput and recovery. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are added to stockpiles based on current mining costs incurred including applicable overhead and depreciation and amortization relating to mining operations and removed at each stockpile’s average cost per recoverable unit as material is processed. Carrying values are evaluated at least quarterly, in accordance with the above.

F-9

Ore on Leach Pads

Ore on leach pads represent ore that has been mined and placed on leach pads where a solution is applied to the surface of the heap to dissolve the gold. Costs are added to ore on leach pads based on current mining costs, including applicable depreciation and amortization relating to mining operations. Costs are removed from ore on leach pads as ounces or pounds are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad. Estimates of recoverable ore on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.

Although the quantities of recoverable metal placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of metal actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, the Company’s operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of metal on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis.

In-process Inventory

In-process inventories represent material that is currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility, but include mill in-circuit, flotation, leach and carbon-in-leach. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective processing plants. In-process inventories are valued at the lower of the average cost of the material fed into the process attributable to the source material coming from the mines, stockpiles and/or leach pads, plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process or net realizable value.

Precious Metals Inventory

Precious metals inventories include gold ore and/or gold bullion. Precious metals that result from the Company’s mining and processing activities are valued at the lower of the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs or net realizable value.

Concentrate Inventory

Concentrate inventories represent gold concentrate available for shipment or in transit for further processing when the sales process has not been completed. The Company values concentrate inventory at average cost, including an allocable portion of support costs and amortization. Costs are added and removed to the concentrate inventory based on metal in the concentrate and are valued at the lower of average cost or net realizable value.

Materials and Supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

1.13.	Production Property

The Company is primarily engaged in the development and production of gold ore bearing properties. Properties are invested or operated under long term production agreements from local partners. Acquisition costs are capitalized in accordance with U.S. GAAP when management has determined that future benefits consisting of a contribution to future cash inflows, have been identified and adequate financial resources are available to complete the required investment.

F-10

1.14.	Revenue Recognition

Revenue is recognized from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, risk and the title has been transferee to the customer and collection of the sales price is reasonably assured.

1.15.	Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) is presented net of applicable income taxes in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss). Other comprehensive income (loss) is comprised of revenues, expenses, gains, and losses that under GAAP are reported as separate components of stockholders' equity instead of net income (loss).

2.	Investment in Talawaan Project

The Company has invested in long term (20 year) operating agreements with exclusive land usage rights with a local entity in Talawaan City, district of Minahasa in Northern Sulawesi Province for excavation, production and processing on a 25 hectare site close to the airport of the regional capital Manado. The property has a complete processing plant onsite, including ore crushers, ball mills, floatation processing tanks and tailing ponds and ore is excavated from reefs of medium to high grade volcanic hosted ore present on the property. The facility at Talawaan also processes ore on behalf of 3rd party mining groups on a contract basis.

3.	Land Usage Rights

Land usage rights include acquired interests in production, development and exploration stage properties. Land usage rights are capitalized at their fair value at the acquisition date as an individual asset purchase. Land usage rights in the development and exploration stage are not amortized until the underlying property is converted to the production stage, at which point the mineral interests are amortized over the estimated recoverable proven and probable reserves.

The value of such assets is primarily driven by the nature and amount of mineral interests believed to be contained in such properties. Exploration stage mineral interests represent interests in properties that are believed to potentially contain mineral resources consisting of (i) mineral resources within pits; mineral resources with insufficient drill spacing to qualify as proven and probable reserves; and mineral resources in close proximity to proven and probable reserves; (ii) around-mine exploration potential not immediately adjacent to existing reserves and mineralization, but located within the immediate mine area; (iii) other mine-related exploration potential that is not part of current resources and is comprised mainly of material outside of the immediate mine area; (iv) greenfield exploration potential that is not associated with any other production, development or exploration stage property, as described above; or (v) any acquired right to explore or extract a potential mineral deposit. The Company’s mineral rights generally are enforceable regardless of whether proven and probable reserves have been established. In certain limited situations, the nature of a mineral right changes from an exploration right to a mining right upon the establishment of proven and probable reserves. The Company has the ability and intent to renew mineral interests where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineral resources.

These Land Usage Rights represent purchases by The Company of mining rights and licences in Indonesia and North America (Canada and Alaska). These land usage rights include the Alason Project and 3 exploration mining assets held by the company in North America. The North American assets have yet to be activated and developed. The company retains the right to develop projects of which it retains the mining rights permissions, subject to the contractual conditions of each property.

4.	Funds held by Joint Venture for reinvestment

As of September 30, 2023, the Talawaan operating agreement was renegotiated and amended such that all the retained cash from unallocated earnings, being held by our operating partner on behalf of BMXI, are reinvested into (1) the expansion of the gold reserve area, (2) recapitalization and expansion of the joint venture mining assets and capital equipment and (3) review of workers safety protocols and standards, including additional training, and upgrading of safety equipment.

F-11

5.	Nevada Entity Status

The State of Nevada is currently experiencing a delay in processing corporate forms, due to a two week systems outage incurred in December, 2023. As such, The Company is showing with an “Administrative Hold” status in the State of Nevada’s SilverFlume system. The Company has confirmed that is in compliance with the State of Nevada - this was confirmed by The Company's Registered Agent who is contact with the Nevada Secretary of State’s Office - and has filed all necessary forms to maintain “Active” status. The company will return to “Active” status within Nevada’s SilverFlume system once the State of Nevada fully recovers from their system outage.

6.	Segment Information

The Company operates predominantly in one industry and one geographical segment, those being gold mining and Indonesia, respectively.

7.	Capital and Leasing Commitments

There was no capital or leasing expenditure at May 31, 2024.

8.	Contingencies

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

9.	Events After the Reporting Period

There has not arisen in the interval between the end of the financial period and the date of these financial statements any other item, transaction or event of a material and unusual nature likely, in the opinion of the Directors of the Company, to affect significantly the operation of the company, the results of those operations, or the state of affairs of the company, in future financial years.

F-12

 FINANCIAL STATEMENTS FOR THE YEARS ENDED NOVEMBER 30, 2023 AND 2022

BROOKMOUNT EXPLORATIONS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2023 AND 2022

Brookmount Explorations, Inc.

Unaudited Consolidated Balance Sheet As of

November 30, 2023 and 2022

	November 2023 $’000	November 2022 $’000
Assets
Cash and cash equivalents	45	182
Inventory	2,624	2,946
Total current assets	2,669	3,128
Property, plant and equipment, net of accumulated depreciation and amortization	6,822	3,130
Investment in Talawaan Project	477	460
Land Usage rights	11,450	9,069
Non-Affiliate Loans	—	12,330
Funds held by operating partner for reinvestment.	18,965	—
Total non-current assets	37,714	24,989
Total assets	40,383	28,117
Liabilities and Stockholders’ Equity/(Deficit)
Liabilities
Accounts payable	350	259
Convertible notes	570	217
Income taxes payable	811	1,151
Total current liabilities	1,731	1,627
Unpaid capital commitments	233	225
Total non-current liabilities	230	225
Total liabilities	1,964	1,852
Equity
Common stock
Authorized: $0.001 par value, 200,000,000 shares authorized
Issued and outstanding: 75,453,370	$294,319	$259,929
Additional paid in capital	4,493	1,720
Adjustments to equity to reflect retroactive application of reverse acquisition of accounting	(911)	(911)
Foreign currency translation differences	(1,888)	(2,287)
Accumulated profits	36,430	27,483
Total stockholders’ equity	38,419	26,265
Total liabilities and stockholders’ equity	40,383	28,117

F-13

Brookmount Explorations, Inc.

Unaudited Consolidated Statement of Operations

For the fiscal years ended November 30, 2023 and 2022

	12 months ended Nov 30, 2023	12 months ended Nov 30, 2022
	$’000	$’000
Revenue
Sales	17,062	16,356
Cost of sales	5,150	5,421
Gross profit	11,912	10,935
Operating expenses
Depreciation and amortization	520	394
Selling, general and administrative expenses	1,642	1,731
Total operating expenses	2,162	2,125
Interest expense	78	59
Amortization of discount on convertible notes	—	5
Fair value adjustment of warrant liabilities	—	(2)
Total other expenses	78	62
Income/(loss) from continuing operations before income tax expenses	9,672	8,748
Provision for income tax	725	1,250
Net income/(loss) after income tax expense for the period	8,947	7,498
Other comprehensive income /(loss)
Exchange differences arising on translation of foreign operations	399	(2,071)
Total comprehensive income/(loss) for the period	9,346	5,427

F-14

Brookmount Explorations, Inc.

Unaudited Consolidated Statement of Changes in Stockholders’ Equity

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $’000	Total Equity $’000
Balance at November 30, 2022	41,063,718	260	1,720	(2,287)	27,483	(911)	26,265
Income after income tax expense for the year	—	—	—	—	8,947	—	8,947
New Share issuance (2,500,000 shares @ USD 0.01/Share)	2,500,000	3	—	—	—	—	3
New Share issuance (7,173,236 shares @ USD 0.075/Share)	7,173,236	7	531	—	—	—	538
New Share issuance (1,000,000 shares @ USD 0.01/Share)	1,000,000	1	—	—	—	—	1
New Share issuance (2,000,000 shares @ USD 0.10/Share)	2,000,000	2	198	—	—	—	200
New Share issuance (2,038,137 shares @ USD 0.12/Share)	2,038,137	2	243	—	—	—	245
New Share issuance (7,928,279 shares @ USD 0.10/Share)	7,928,279	8	785	—	—	—	793
New Share issuance (2,000,000 shares @ USD 0.10/Share)	2,000,000	2	198	—	—	—	200
New Share issuance (4,500,000 shares @ USD 0.10/Share)	4,000,000	4	396	—	—	—	400
New Share issuance (1,500,000 shares @ USD 0.10/Share)	1,500,000	2	—	—	—	—	2
New Share issuance (4,250,000 shares @ USD 0.10/Share)	4,250,000	4	421	—	—	—	425
Total comprehensive	—	—	—	399	—	—	399
Balance at November 30, 2023	72,453,370	295	4,493	(1,888)	36,430	(911)	38,419

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $’000	Total Equity $’000
Balance at November 30, 2021	17,795,181	237	737	(216)	19,985	(911)	19,832
Income after income tax expense for the year	—	—	—	—	7,498	—	7,498
New Share issuance (800,000 shares @ USD 0.114/Share)	800,000	1	90	—	—	—	91
New Share issuance (1,500,000 shares @ USD0.001/Share)	1,500,000	1	—	—	—	—	1
New Share issuance (1,650,000 shares @ USD 0.001/Share)	1,650,000	2	—	—	—	—	2
New Share issuance (1,333,333 shares @ USD 012/Share)	1,333,333	1	159	—	—	—	160
New Share issuance (1,750,000 shares @ USD 0.001/Share)	1,750,000	2	—	—	—	—	2
New Share issuance (3,733,340 shares @ USD 0.12/Share)	3,733,340	4	444	—	—	—	448
New Share issuance (10,501,864 shares @ USD 0.029/Share)	10,501,864	10	290	—	—	—	300
New Share issuance (2,000,000 shares @ USD 0.001/Share)	2,000,000	2	—	—	—	—	2
Total comprehensive	—	—	—	(2,071)	—	—	(2,071)
Balance at November 30, 2022	41,063,718	260	1,720	(2,287)	27,483	(911)	26,265

F-15

Brookmount Explorations, Inc.

Unaudited Consolidated Statement of Cash Flows

For the years ended November 30, 2023 and 2022

	12 months ended Nov 30, 2023	12 months ended Nov 30, 2022
	$’000	$’000
Cash flows from operating activities:
Net income/(Loss)	8,947	7,498
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	520	394
Stock based payment	2	—
Fair value adjustment of warrant	—	(1)
Net changes in operating assets and liabilities
(Increase)/Decrease in inventory	450	(2,075)
Increase/(Decrease) in account payable	91	(49)
(Increase)/Decrease in unpaid capital commitments	—	—
(Increase)/Decrease in non-affiliate loans	13,390	(2,492)
(Increase)/Decrease in funds held by operating partner for reinvestment	(19,876)	—
Increase/(Decrease) in tax provision	(400)	325
Net cash provided by operating activities	3,124	3,600
Cash flows from investing activities
Payments for property, plant & equipment	(4,270)	(2,744)
Payments for Land Usage Rights	(2,150)	(1,550)
Net cash used in investing activities	(6,420)	(4,294)
Cash flows from financing activities
Proceeds from Convertible Notes	353	97
Repayments of loan	—	(294)
Proceeds from share issuance	2,805	1,004
Net cash provided by financing activities	3,158	807
Net increase/(decrease) in cash and cash equivalents	(138)	113
Cash and cash equivalents at the beginning of period	182	69
Cash and cash equivalents at the end of period	44	182

Supplemental disclosure of cash flow information
Cash paid for:
Interest	—	—
Income taxes	1,125	925
Summary of non-cash investing and financing information
Share based payment	2	—

F-16

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1	Nature of Operations

Following its merger with SL Holdings Ltd, the Company is now an operator of producing gold properties in the Republic of Indonesia. The Company currently operates 2 gold producing properties in volcanic hosted sediment within the tropical rain forest region of Sulawesi Province in north east Indonesia and is in the process of acquiring additional high grade properties in the area, which was originally surveyed and developed by Newmont Mining of the US. The Company is incorporated in Nevada and was organized for the purpose of acquiring, exploring and developing mineral properties. The Company is in the process of increasing the processing rates of ore on its properties and focusing on increasing yields and is looking to secure financing to acquire additional producing facilities in the Indonesia.

Basis of Presentation

These unaudited financial statements of the Company have been prepared by Management. These financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”).

Going concern basis

The financial statements have been prepared on the going concern basis, which assumes continuity of normal business activities and the realization of assets and the settlement of liabilities in the ordinary course of business.

2.2	Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

2.3	Use of Estimates and Assumptions

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2.4	Reverse Acquisition Accounting

In accordance with “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Acquisition have been replaced with the historical financial statements of SL Group Holdings, Limited (“SL Group”). Consequently retroactive adjustments have been made to the equity balances of SL Group to reflect the equity balances of the legal parent company Brookmount Explorations, Inc. as required under ASC 805 and the application of reverse acquisition accounting.

2.5	Foreign Currency Translation

The consolidated financial statements are presented in United States dollars. In accordance with the standard, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

F-17

2.6	Environmental Costs

Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

2.7	Principles of Consolidation

The unaudited consolidated financial statements include the Company’s accounts and those of the Company’s wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.8	Cash and Cash Equivalents

The Company considers cash deposits and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

2.9	Property, Plants and Equipment

Property, plants and equipment are recorded at cost. Expenditures for new property, plant and equipment and expenditures that extend the useful lives of existing property, plant and equipment are capitalized and recorded at cost. Maintenance and repair costs are expensed when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Derecognition

An item of plant and equipment is derecognized upon disposal or when no further economic benefits are expected from its use or disposal.

2.10	Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied in accordance with accounting principles generally accepted in the United States of America that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the condensed consolidated balance sheets for cash, and accounts payable, approximate their estimated fair values based on the short-term maturity of these instruments.

F-18

Convertible notes payable and Common stock warrant liability

Level 3
Convertible Notes Payable	$570,408

Our Level 3 financial liabilities consist of convertible notes payable (the “Notes”) and warrants for the purchase of common stock, all of which were issued as detailed below:

(i)	On August 7, 2020 we entered into a Securities Purchase Agreement with one person, pursuant to which we sold (i) convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 to be drawn in tranches and (ii) Warrants to purchase up to an aggregate of 50,000 shares ofour common stock at an initial exercise price of $1.00 per share .
(ii)	On October 7, 2020, a further $50,000 in a second tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notesdated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(iii)	On December 2, 2020, a further $50,000 in a third tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notesdated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(iv)	On March 23, 2021, a further $50,000 in a fourth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(v)	On June 25, 2021, a further $175,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(vi)	On August 3, 2022, we entered into a 4% convertible redeemable note with one person, in the aggregate of $97,000.
(vii)	On August 3, 2022, we entered into a 4% convertible redeemable note with one person, in the aggregate of $97,000.
(viii)	On January 5, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(ix)	On February 3, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(x)	On March 14, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xi)	On April 5, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xii)	On April 19, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.

F-19

(xiii)	On April 25, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xiv)	On April 28, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xv)	On May 19, 2023, we entered into a 4% convertible redeemable note with one person, in the aggregate of $25,000.
(xvi)	On August 31, 2023, a further $7,500 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xvii)	On September 9, 2023, a further $7,500 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xviii)	On September 13, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xix)	On November 11, 2023, a further $12,500 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.

The fair values of these liabilities as of their issuance date and the subsequent measurement date of November 30, 2022 were determined utilizing a Black-Scholes valuation model, which requires use of unobservable inputs. The inputs are determined by management, with the assistance of independent experts; they represent our best estimates, but involve certain inherent uncertainties. We used the market value of the underlying stock, a life equal to the contractual life of the financial instrument, incremental borrowing rates and bond yields that correspond to instruments of similar credit worthiness and the instrument’s remaining life, an estimate of volatility based on the historical prices of our trading securities, and we made assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of our Notes.

A significant change in the market price per share, expected volatility, or bond yield of equivalent securities, in isolation, would result in significantly higher or lower fair value measurements. In combination, changes in these inputs could result in a significantly higher or lower fair value measurement if the input changes were to be aligned, or could result in a minimally higher or lower fair value measurement if the input changes were of a compensating nature.

2.11	Income Taxes

The company provide for federal, state and foreign income taxes currently payable, as well as those deferred, due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes, when applicable. The company record deferred tax assets and liabilities for expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of those assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

F-20

The company evaluate uncertain tax positions in a two-step process, whereby (i) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the related tax authority would be recognized.

The company evaluate our ability to realize deferred tax assets by considering the sources and timing of taxable income, including the reversal of existing temporary differences, the ability to carryback tax attributes to prior periods, qualifying tax-planning strategies, and estimates of future taxable income exclusive of reversing temporary differences. In determining future taxable income, the Company’s assumptions include the amount of pre-tax operating income according to different state, federal and international taxing jurisdictions, the origination of future temporary differences, and the implementation of feasible and prudent tax-planning strategies. Should we determine that a portion of our deferred tax assets will not be realized, a valuation allowance is recorded in the period that such determination is made. When the company determine, based on the existence of sufficient evidence, that more or less of the deferred tax assets are more likely than not to be realized, an adjustment to the valuation allowance is made in the period such a determination is made.

The Company submits tax returns to local and provincial agencies in Indonesia but does not generate revenue in the US and as such, is not required to submit a US tax return. Uncertain tax positions taken on the Company’s tax returns will be accounted for as liabilities for unrecognized tax benefits. The Company will recognize interest and penalties, if any, related to unrecognized tax benefits in general and administrative expenses in the statements of operations.

2.12	Inventory

Stockpiles, Ore on Leach Pads and Inventories

As described below, costs that are incurred in or benefit the productive process are accumulated as stockpiles, ore on leach pads and inventories. Stockpiles, ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of stockpiles, ore on leach pads and inventories to net realizable value are reported as a component of Costs applicable to sales and Depreciation and amortization. The current portion of stockpiles, ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months and utilize the short-term metal price assumption in estimating net realizable value. The major classifications are as follows:

Stockpiles

Stockpiles represent ore that has been extracted from the mine and is available for further processing. Mine sequencing may result in mining material at a faster rate than can be processed. The Company generally processes the highest ore grade material first to maximize metal production; however, a blend of metal stockpiles may be processed to balance hardness and/or metallurgy in order to maximize throughput and recovery. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are added to stockpiles based on current mining costs incurred including applicable overhead and depreciation and amortization relating to mining operations and removed at each stockpile’s average cost per recoverable unit as material is processed. Carrying values are evaluated at least quarterly, in accordance with the above.

Ore on Leach Pads

Ore on leach pads represent ore that has been mined and placed on leach pads where a solution is applied to the surface of the heap to dissolve the gold. Costs are added to ore on leach pads based on current mining costs, including applicable depreciation and amortization relating to mining operations. Costs are removed from ore on leach pads as ounces or pounds are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad. Estimates of recoverable ore on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.

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Although the quantities of recoverable metal placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of metal actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, the Company’s operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of metal on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis.

In-process Inventory

In-process inventories represent material that is currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility, but include mill in-circuit, flotation, leach and carbon-in-leach. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective processing plants. In-process inventories are valued at the lower of the average cost of the material fed into the process attributable to the source material coming from the mines, stockpiles and/or leach pads, plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process or net realizable value.

Precious Metals Inventory

Precious metals inventories include gold ore and/or gold bullion. Precious metals that result from the Company’s mining and processing activities are valued at the lower of the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs or net realizable value.

Concentrate Inventory

Concentrate inventories represent gold concentrate available for shipment or in transit for further processing when the sales process has not been completed. The Company values concentrate inventory at average cost, including an allocable portion of support costs and amortization. Costs are added and removed to the concentrate inventory based on metal in the concentrate and are valued at the lower of average cost or net realizable value.

Materials and Supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

2.13	Production Property

The Company is primarily engaged in the development and production of gold ore bearing properties. Properties are invested or operated under long term production agreements from local partners. Acquisition costs are capitalized in accordance with U.S. GAAP when management has determined that future benefits consisting of a contribution to future cash inflows, have been identified and adequate financial resources are available to complete the required investment.

2.14	Revenue Recognition

Brookmount generates revenue by selling gold produced from its mining operations.

The Company recognizes revenue for gold from production when it satisfies the performance obligation of transferring gold inventory to the customer, which generally occurs upon physical delivery of gold bullion as this is the point at which the customer obtains control the ability to direct the use and obtains substantially all of the remaining benefits of ownership of the asset.

The transaction price is determined based on the agreed upon market price and the number of ounces delivered. Payment is due upon physical delivery of gold bullion to the customer.

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2.15	Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) is presented net of applicable income taxes in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss). Other comprehensive income (loss) is comprised of revenues, expenses, gains, and losses that under GAAP are reported as separate components of stockholders' equity instead of net income (loss).

3.	Investment in Talawaan Project

The Company has invested in long term (20 year) operating agreements with exclusive land usage rights with a local entity in Talawaan City, district of Minahasa in Northern Sulawesi Province for excavation, production and processing on a 50 hectare site close to the airport of the regional capital Manado. The property has a complete processing plant onsite, including ore crushers, ball mills, floatation processing tanks and tailing ponds and ore is excavated from reefs of medium to high grade volcanic hosted ore present on the property. The facility at Talawaan also processes ore on behalf of 3rd party mining groups on a contract basis.

4.	Land Usage Rights

Land usage rights include acquired interests in production, development and exploration stage properties. Land usage rights are capitalized at their fair value at the acquisition date as an individual asset purchase. Land usage rights in the development and exploration stage are not amortized until the underlying property is converted to the production stage, at which point the mineral interests are amortized over the estimated recoverable proven and probable reserves.

The value of such assets is primarily driven by the nature and amount of mineral interests believed to be contained in such properties. Exploration stage mineral interests represent interests in properties that are believed to potentially contain mineral resources consisting of (i) mineral resources within pits; mineral resources with insufficient drill spacing to qualify as proven and probable reserves; and mineral resources in close proximity to proven and probable reserves; (ii) around-mine exploration potential not immediately adjacent to existing reserves and mineralization, but located within the immediate mine area; (iii) other mine-related exploration potential that is not part of current resources and is comprised mainly of material outside of the immediate mine area; (iv) greenfield exploration potential that is not associated with any other production, development or exploration stage property, as described above; or (v) any acquired right to explore or extract a potential mineral deposit. The Company’s mineral rights generally are enforceable regardless of whether proven and probable reserves have been established. In certain limited situations, the nature of a mineral right changes from an exploration right to a mining right upon the establishment of proven and probable reserves. The Company has the ability and intent to renew mineral interests where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineral resources.

These Land Usage Rights represent purchases by The Company of mining rights permissions within the country of Indonesia. These permissions include the Alason Project and others not yet itemized, but do not include the 20-Year License purchased for the Talawaan Project. The company retains the right to develop projects of which it retains the mining rights permissions, subject to the contractual conditions of each property.

5.	Non-Affiliate Loans

The Balance Sheet line item “Non-Affliate Loans” represents a balance due from the Talawaan legal landowner which the Company has an operating agreement with.  These funds are held by the legal owner, per the terms of the Operating Agreement.  Ongoing discussions are being held with the landowner to explore multiple methods of repatriation of this capital, that might include cash, stock purchases, bond purchases, Company buyout of the land owner or operating agreement, or otherwise. The Company has not provided any allowance for the balance at period end. This has since been renegotiated and amended. Refer to Note 5.

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6.	Funds held by operating partner for reinvestment

As of September 30, the Talawaan operating agreement was renegotiated and amended such that all the retained cash from unallocated earnings, being held by our operating partner on behalf of BMXI, are reinvested into (1) the expansion of the gold reserve area, (2) recapitalization and expansion of the mining assets and capital equipment and (3) review of workers safety protocols and standards, including additional training, and upgrading of safety equipment.

7.	Nevada Entity Status

The State of Nevada is currently experiencing a delay in processing corporate forms, due to a two week systems outage incurred in December, 2023.  As such, The Company is showing with an “Administrative Hold” status in the State of Nevada’s SilverFlume system.  The Company has confirmed that is in compliance with the State of Nevada - this was confirmed by The Company's Registered Agent who is contact with the Nevada Secretary of State’s Office - and has filed all necessary forms to maintain “Active” status.  The company will return to “Active” status within Nevada’s SilverFlume system once the State of Nevada fully recovers from their system outage.

8.	Segment Information

The Company operates predominantly in one industry and one geographical segment, those being gold mining and Indonesia, respectively.

9.	Capital and Leasing Commitments

There was no capital or leasing expenditure at November 30, 2023.

10.	Contingencies

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

11.	Events After the Reporting Period

Except as set forth below, there has not arisen in the interval between the end of the financial period and the date of these financial statements any other item, transaction or event of a material and unusual nature likely, in the opinion of the Directors of the Company, to affect significantly the operation of the company, the results of those operations, or the state of affairs of the company, in future financial years.

On April 3, 2024, the Company offered and sold a total of 13,750,000 shares of common stock in a private offering to accredited investors under Rule 506(b) under Regulation D at price of $0.02 per share, for total proceeds of $275,000.

In addition, the Company issued a total of 21,462,499 shares upon the conversion of convertible notes, 1,000,000 shares in settlement of the SRAX litigation, and 560,000 as compensation for consulting services.

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BROOKMOUNT EXPLORATIONS, INC.

25,000,000 SHARES OF COMMON STOCK

UP TO 13,750,000 SHARES OF COMMON STOCK TO BE OFFERED BY SELLING SHAREHOLDERS

OFFERING CIRCULAR

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Offering Circular is August 30, 2024

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EXHIBITS

The following exhibits are filed with this offering, *previously filed:

Number Description of Exhibit

2.1*       Articles of Incorporation and Amendments

2.2*       Bylaws

4.1*       Form of Subscription Agreement

6.1*       Securities Exchange Agreement with SL Group Holdings Limited

12*        Opinion re legality

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in Reno, Nevada on the 30th day of August, 2024.

BROOKMOUNT EXPLORATIONS, INC.

By: /s/ Nils A. Ollquist

Nils Ollquist

Chief Executive Officer and Director

This offering statement has been signed by the following person on the 30th day of August, 2024.

 By: /s/ Nils A. Ollquist

Nils Ollquist

Chief Executive Officer and Director

(Principal Executive Officer)

By: /s/ Christopher Lim

Christopher Lim

Chief Financial Officer

(Principal Financial Officer and Principal Accounting Officer)

By: /s/ Nicholas Medway

Nicholas Medway

Director

By: /s/ Fred Kempson

Fred Kempson

Director

By: /s/ Errin Kimball

Errin Kimball

Director

By: /s/ Rodney Johnston

Rodney Johnston

Director

By: /s/ Jeff Pittman

Jeff Pittman

Director

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